As filed with the Securities and Exchange Commission on

          Registration No. 333-189286

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

    AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AMERI METRO, INC.

 (Exact name of registrant as specified in its charter)

YELLOWWOOD ACQUISITION CORPORATION

(Former name of registrant)

Delaware	485112	45-1877342
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

3030 East Market Street

York, Pennsylvania 17402

 717-701 7726

 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Shah Mathias

3030 East Market Street, Second Floor

York, Pennsylvania 17402

 717-701 7726

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copy to

Cassidy & Associates

215 Apolena Avenue

Newport Beach, California 92662

202-387-5400   949-673-4525 (fax)

Approximate Date of Commencement

of proposed sale to the public:

As soon as practicable after the effective date

of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.       [  X  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.             [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.                     [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.                     [    ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ X ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock held by holders thereof	1,605,196 shares	$3.75	$ 6,308,410	$821.05 (1)(2)

(1)

There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act.

(2)

$29,456.85 previously paid and on account with the Ameri Metro, Inc. (Account 0001507374) which was merged with and into the Company in 2012.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

  Subject to Completion, Dated ______, 2013

AMERI METRO, INC.

1,605,196 shares of Common Stock offered by selling shareholders

This prospectus relates to the offer and sale of 1,605,196 shares of common stock of Ameri Metro, Inc., (the "Shares”), a Delaware corporation (the “Company”), par value $0.0001 per share, offered by the holders thereof (the "selling shareholders") who are deemed to be statutory underwriters.  The shares offered by the selling shareholders (the "Shares") may be offered and sold, from time to time, by the selling shareholders described in this prospectus under the heading “Selling Shareholders” at an offering  price of $3.75 per share until such time as the Shares are quoted on the OTC Bulletin Board and only thereafter offered at prevailing market or privately negotiated prices.  The selling shareholders may sell the Shares by any means described in this prospectus under “Plan of Distribution.”

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in the aggregate) 1,605,196.  Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them.  The Company will not receive any proceeds from the sale of the Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement related to the Shares is declared effective.  The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two years, unless completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.  The Company will bear all costs, fees and expenses in connection with the selling of shareholders’ Shares.  The Company will not receive any proceeds from the sale of the Shares of common stock by the selling shareholders,

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company. The shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholder has any current arrangements nor entered into any agreements with any underwriters, broker-dealers, or selling agents for the sale of the Shares.  If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s) and/or selling agent(s).  The selling shareholders will pay all commissions and discounts, if any, attributable to the sale or disposition of the Shares.

	Price to Public	Proceeds to Company
Per Share	$3.75	$ 0

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is an "emerging growth company" as defined in the Jumpstart Our Business Startups Act.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page ___.

Ameri Metro, Inc.

3030 East Market Street, Second Floor

York, Pennsylvania 17402

 717-701 7726

Prospectus dated __________________, 2013

TABLE OF CONTENTS

Prospectus Summary	6
Risk Factors	8
Forward-Looking Statement	14
Determination of Offering Price	14
Dividend Policy	14
Selling Shareholders Sales	14
Plan of Distribution	15
Description of Securities	15
Plan of Operation	15
The Business	18
The Company	24
Management's Discussion and Analysis of Financial Condition and Results of Operations	28
Management	31
Executive Compensation	34
Security Ownership of Certain Beneficial Owners and Management	35
Certain Relationships and Related Transactions	36
Selling Shareholders	38
Shares Eligible for Future Sales	42
Interest of Named Experts and Counsel	42
Legal Matters	42
Experts	42
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	42
Financial Statements	F-1

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

The original Ameri Metro, Inc. prior to the merger, discussed below, (Ameri Metro 2010) was incorporated on April 13, 2010 in Delaware. with an authorized capitalization  of 1,500 shares of common stock. On April 30, 2010, Ameri Metro 2010 amended its certificate of incorporation to authorize 100,000,000 shares of common stock with a par value of $.0001 per share and 20,000,000 shares of preferred stock with a par value of $.0001 per share.

Ameri Metro 2010 was a development-stage company designed to engage in the development of efficient transportation systems, primarily high-speed rail networks for passenger and freight and the development of a certain toll road in the State of Alabama.  As a result of the merger, the business plan of Ameri Metro 2010 became the business plan of the Company.

On June 12,  2012, Ameri Metro 2010 merged with Yellowwood Acquisition Corporation, a public reporting company. As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to Ameri Metro, Inc.  Yellowwood has an authorized capitalization of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred. The Company has a fiscal year end of July 31.  Yellowwood had no ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as the former Ameri Metro 2010.

The Company is a development stage company and has no operating history and has experienced losses since its inception. The Company has received only minimal revenue from earlier consulting work. The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.

Since its incorporation, the Company has developed its business plan, appointed officers and directors, engaged initial project consultants and entered into negotiations and contracts for related and ancillary business. The Company is a development stage company in the process of developing proposals for high-speed rail service.

On December 1, 2010, the Company formed its wholly-owned subsidiary, Global Transportation & Infrastructure, Inc. (GTI). in the state of Delaware with an authorized capital of 100,000,000 shares of common stock with a par value of $.0001 and 20,000,000 shares of preferred stock with a par value of $.0001.  GTI was formed to provide development and construction services for the Alabama highway project including securing financing for the design, planning, engineering and related costs for its construction and to engage in the construction of high-speed rail for passenger and freight transportation and related transportation projects for the Company.

The Business

The Company intends to focus on high-speed rail for passenger and freight transportation and related and ancillary transportation businesses. The Company anticipates that it will provide various services for high-speed rail throughout the United States. The Company intends to secure manufacturing and technologies together with ancillary land development projects, sale of goods and services to government, civilian and commercial end users.

The Company anticipates that it will, directly or through subsidiaries, develop plans, and then coordinate and supervise the financing, construction and development of such transportation projects by bringing together the resources, plans, financing, approvals and technology needed to implement such transportation systems.

The Company has no revenue producing operations to date. The Company intends to develop numerous projects as opportunities are presented primarily in the transportation or transportation-related fields. The Company believes that the need, demand and usage of alternative transportation such as high speed rail are increasingly

Page -6-

important as the United States adopts policies to attempt to reduce its dependency on fossil fuels, particularly the automobile. The Company intends to develop and prepare the designs and concepts for feasible and profitable regional high-speed rail projects utilizing existing and new railbeds, stations, and equipment. The Company will prepare the complete project package including appraisals and estimates and will obtain contracts for the development of the railbeds and purchase of the equipment. The Company will present the complete project, working as project supervisor and coordinator, to municipalities and regional government agencies.  In addition to high speed rail projects, the Company will also develop other selected transportation-related projects that promote efficient and improved transportation structures or plans.

Funding for individual projects of the Company will occur from bond offerings organized through various non-profit entities and organizations sponsored or affiliated with municipal and government agencies.  Certain of these non-profit entities or organizations may themselves be affiliated with, or related to, the Company and assist, or work in conjunction with, the Company in securing contracts and funds to develop projects.

Through its subsidiary, GTI, the Company is also involved in the development of a new toll road in the State of Alabama.  The Company acquired from Penndel Land Company (a company majority owned by the president of the Ameri Metro) the contract rights to a construction agreement with the Alabama Toll Facilities, Inc. ("ATFI", a non-profit company designated by the State of Alabama to act as the project developer for such a toll road and on which the president of Ameri Metro served as one of its four directors).  As such the Company has the development rights for such toll road.  The Company will need to secure the financing for the design, planning, engineering and related costs for the construction of the toll road.  As the Company is able to secure such financing, ATFI will effect a bond offering to purchase the land on which the toll road is to be located.

Risks and Uncertainties facing the Company

As a development stage company, the Company has no operating history and has continuously experienced losses since its inception.  The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.  That is, the Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans.  As a development stage company, management of the Company has no prior experience in building and selling projects similar to that planned by the Company and in marketing and distributing such projects on a broad scale.

One of the biggest challenges facing the Company is the ability to raise adequate capital to develop and execute project opportunities in the transportation sector.

Due to financial constraints, the Company has to date conducted limited operations.  If the Company were unable to develop strong and reliable sources of funding for project opportunities, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan.  Moreover, the above assumes that the Company’s efforts are met with customer satisfaction in the marketplace and exhibit steady adoption of its solutions amongst the potential base of customers, neither of which are currently known or guaranteed.

Trading Market

Currently, there is no trading market for the securities of the Company.  The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible which may be while this offering is still in process.  There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 1,605,196.  The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier terminated by the Company.

This prospectus relates to the offer and sale of 1,605,196 shares of common stock of Ameri Metro, Inc. offered by the holders thereof who are deemed to be statutory underwriters.  The selling shareholders will offer their

Page -7-

shares at a price of $3.75 until such time as the Shares are quoted on the OTC Bulletin Board and only thereafter at prevailing market or privately negotiated prices in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market if a market should develop.

Common stock outstanding before the offering	245,554,421(1)
Common stock for sale by selling shareholder	1,605,196
Common stock outstanding after the offering	245,554,421
Offering Price	$3.75
Proceeds to the Company	$0

(1) Based on number of shares outstanding as of the date of this prospectus.

In the future, following the completion of this offering, the Company will most likely need to raise capital for the projects which it anticipates to develop.  The Company anticipates that it may raise such capital by an offering of its shares of common stock.  If the Company does effect equity offerings of its securities and if the price paid for shares offered in such an offering is less than paid by the purchasers of Shares, then such purchasers will suffer a dilution in the value of their shares.  Furthermore the issuance of such additional shares may impact the ability of any investor to sell their Shares once such shares are eligible for sale.  The Company cannot anticipate that it will be able to effect such additional offerings of its securities and then failure of it to do so may severely impact its available capital to develop any transportation systems or further its business plan.

SUMMARY FINANCIAL INFORMATION

The following financial data for the period ended April 30, 2013 and the year ended July 31, 2012 are derived from the Company’s unaudited and audited financial statements, respectively, and related notes thereto included elsewhere in this prospectus.

The following summary financial data should be read in conjunction with additional discussions of the financial status of the Company and the Financial Statements and Notes thereto included elsewhere in this prospectus. The following information is derived from the financial statements.

Balance Sheet

	Nine Months Ended April 30, 2013 (Unaudited)	Year Ended July 31, 2012 (Audited)
Statement of operations data
Revenue	$ 32	$ -
Total operating expenses	19,263	162,396
Loss from operations	(19,231)	(162,396)
Impairment of mortgage receivable and
accrued interest receivable	-	(4,067,177)
Net income (loss)	(19,231)	(4,229,573)

Balance sheet data
Total current assets	27,304	28,816
Total assets	48,107	49,134
Total liabilities	140,299	122,095

Additional paid in capital	5,529,289	5,529,289
Deficit accumulated during the
development stage	(5,597,941)	(5,578,710)

Total Stockholders’ Equity (Deficit)	(92,192)	(72,961)

Page -8-

RISK FACTORS

The Company's independent auditors have issued a report questioning the Company's ability to continue as a going concern.

The report of the Company's independent auditors contained in the Company's financial statements for the period ended July 31, 2012 includes a paragraph that explains that the Company has experienced recurring losses and has an accumulated deficit during the development stage of $5,5578,710.  These matters raise substantial doubt regarding the Company's ability to continue as a going concern without the influx of capital through the sale of its securities or through development of its operations.

The Company is a development-stage company and has little experience in its proposed area of operations.

The Company is a development-stage company and as such has little experience in its intended area of operations. Such lack of experience may result in the Company experiencing difficulty in adequately designing or building any project, thereby causing the project to function improperly or provide inadequate utility for which it is intended. If the Company’s projects consistently function improperly or perform below expectations, the Company will likely be unable to market and sell many of its projects. In addition, the Company’s lack of experience may result in difficultly in actually developing and effecting transportation highpeed rail systems or developing the Alabama toll road. The Company intends to build strong relationships with partners, such as distributors and retailers, who can help market and deliver the Company’s projects.

Management has no experience in the development of either railway or highway transportation systems and such inexperience may create unexpected or unanticipated problems and/or losses for the Company.

Management has no prior experience in the development of highway or railway transportation systems, including obtaining the necessary designs, plans, permits, development teams and capital. Such inexperience may lead to the unexpected or unanticipated problems or missteps that could cause the Company losses or delays. Management is in the process of building a team of advisors and experts to assist it in all the stages of the development of such transportation systems but there can be no assurance that those experts are sufficiently experienced to guide the Company to economic success.

The Company has no operations and its business plan lays out the conceptual operations of the Company which have not yet been implemented and face significant obstacles.

The Company has a business plan which sets out its conceptual design to plan and develop regional high-speed passenger, freight railroad systems or other transportation developments. However, the Company has not implemented any of the steps required to implement such a plan or plans. The need to raise or obtain capital for the implementation of its business plan, the Company will face significant other obstacles in planning and effecting regional high-speed railroads. The Company has no contracts or other arrangements or understandings with any municipality or area for such a railroad project nor does it have any contracts with suppliers, developers, designers or others that will be needed to assist the Company to develop a working project plan. As the Company develops its plan for a regional high-speed railroad, it may be required to obtain governmental and environmental approvals and possibly be subject to approval by local or state voting propositions, referendums or state legislatures. In addition, the Company may not be able to obtain the land on which such railroads are proposed and may have to seek government condemnation of such land, which may not be possible. These and other unforeseen obstacles may present significant obstacles to the ability of the Company to implement its business plan.

No assurance of commercial feasibility.

Even if the Company’s plans and projects are successfully initiated, there can be no assurance that such plans and projects will have any commercial success or advantage. Also, there is no assurance that the Company’s initiatives will perform as intended in the marketplace.

The Company is a development-stage company with no operating history of its own and as such any prospective investor cannot assess the Company’s profitability or performance.

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Because the Company is a development-stage company with no operating history, it is impossible for an investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan. The Company has limited financial results upon which an investor may judge its potential. As a company emerging from the development-stage, the Company may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business. An investor will be required to make an investment decision based solely on the Company management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the Company’s industry.

The Company has very limited revenues to date.

The Company has generated very little revenue to date and has no source of on-going revenue. Most of the time of the Company’s management, and most of the Company’s limited resources have been spent in developing its initial plans, researching additional projects, contacting potential partners, exploring marketing contacts, establishing manufacturing sources, preparing our business plan and model, selecting professional advisors and consultants and seeking capital for the Company.

The Company will require additional capital in order to execute its business plan and expects to incur additional expenses and may ultimately never be profitable.

As of April 30, 2013, the Company had an accumulated net loss of $5,597,941.  The Company will require additional capital in order to execute its current business plan, and as a result, the Company may not be able to successfully implement its business model. The Company estimates it will likely require approximately at least $1,000,000 to begin its initial development of basic sales and marketing. If the Company is not able to raise funds through an offering of its securities, then the Company will need to begin generating revenue to achieve and maintain profitability. To become profitable, the Company must successfully commercialize its projects, a process that involves many factors that are beyond the Company’s control, including the type of competition that the Company may encounter. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may never actually generate revenues or become profitable.

The Company’s founder beneficially owns and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over shareholder and corporate actions.

Mr. Shah Mathias, the founder and chief executive officer of the Company, is currently the beneficial owner of approximately 78% of the Company’s outstanding common stock, and assuming sale of all the Shares, will own 76% of the Company's then outstanding common stock upon closing of the offering. As such, he will be able to exert significant influence and potential control over matters requiring approval by shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent shareholders from realizing a premium over the market price for their Shares.

The Company depends on its CEO to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled managerial, sales and marketing personnel. In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its CEO and founder, Shah Mathias, to provide the necessary experience and background to execute the Company's business plan. The loss of his services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, particularly in its ability to develop a successful strategy to conceptualize, market and develop projects, and as such, would negatively impact the Company's possible development.

The time devoted by Company management may not be full-time.

It is anticipated that key officers will devote themselves full-time to the business of the Company. However, certain officers will devote only such time as is necessary (which may be less than full-time) to fulfill his or her respective duties as an officer of the Company.

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The Company may have conflicts of interest and have engaged in transactions with its officers and directors and have entered into agreements or arrangements that were not negotiated at arms’-length.

The Company has engaged, and may in the future engage, in transactions with its officers, directors and principal shareholders, or persons or entities affiliated with any of these persons. These transactions may not have been on terms as favorable to the Company as could have been obtained from non-affiliated persons. While an effort has been made and will continue to be made to obtain services from affiliated persons at rates as favorable as would be charged by others, there will always be an inherent conflict of interest between the interests of our Company and those of the officers, directors, principal shareholders, and affiliates. Shah Mathias, the CEO of the Company, has an ownership interest in many of the companies with which the Company is proposing to utilize for certain of the development and management functions of the transportation systems. Mr. Mathias may economically benefit from the use of these companies.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company will rely heavily on third parties to help plan, secure and execute transportation projects. Unless the Company can develop its own brand equity and consumer awareness, the Company will be substantially dependent on these third parties.

Municipalities, government agencies and other non-profit boards or groups may be unable to develop bond offerings that are sufficient to fund the highspeed rail project plans or other projects presented by the Company to such municipalities, agencies or groups.

If the Company is able to complete one or more regional high-speed rail project plans or other transportation projects and present such plans or projects to the respective regional government agency or agencies, or non-profit board or group, whether state(s), local or regional, there is no assurance that such agency will adopt the plan or if adopted whether it will be able to have effected a bond issuance sufficient to raise funds to implement the project plan. However, the Company believes that the use of its development structure (in conjunction with its related parties and affiliated non-profit corporation) can assist these various agencies in more successfully raising funds to implement projects.

The development of high speed rail and other innovative transportation projects is uncertain and the profitability of such projects remains unclear.

The Company believes that it is a relative pioneer in developing the next generation of rail transportation and innovative transportation in the United States, e.g. high speed rail. As such, there are few, if any, examples of developed high-speed rail or other projects that can be used either as developmental models or commercial viability models. For example, although high-speed rail projects may be successful in other countries, there is no assurance that such method of transportation will be successful in the United States which historically maintains an automobile-centered transportation system.

Government regulation could negatively impact the business.

The Company’s projects may be subject to government regulation in the jurisdictions in which they operate. Due to the potential wide geographic scope of the Company’s operations, the Company could be subject to regulation by political and regulatory entities throughout the world. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s sales could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its products or industry.

For example, as rail tracks will cross many differing municipal and state jurisdictions, the Company will be faced with myriad regulations from these jurisdictions as well as the federal government. The Company will need to comply with all government regulations which the Company expects will relate to items such as local zoning codes, noise regulations, track and crossing construction, maintenance and safety, environmental impact on construction

Page -11-

and usage, rights-of-way and other matters. A failure to know the applicable regulations or to successfully abide by such regulations, could negatively impact the Company with potential fines, stoppages or other remedies.

As the Company is introducing a novel concept and innovative plan to the marketplace, the Company is unaware of any specific government regulation that could negatively affect its business. However, because this industry niche is new and because there is a component of risk of loss to persons and property, the Company believes that there may ultimately be regulation affecting its projects on both a state and federal level. It is impossible to predict what such regulation would encompass, but any regulation would most likely be at least include additional reporting requirements, potential project specifications or requirements and possibly even regulation of additional aspects of the industry.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company. The Company intends to apply for quotation of its common stock on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. However, the Company does not know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so. If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development. Therefore, investors should not expect the Company to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops. Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per Share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per Share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the

Page -12-

risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Company has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Company is authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock.  The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares.  The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock.  Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Company.  To date 450,000 shares of  preferred stock have been issued.

It is difficult to predict the Company’s financial performance, which may fluctuate widely.

The Company has not yet generated revenues and may never do so.  If the Company does generate revenues, its quarterly results of operations are likely to vary significantly.  A number of factors are likely to cause these variations, some of which are outside of the Company’s control.  Some of these factors include (without limitation):

•

the acceptance by the transportation and infrastructure industry of the solutions that the Company offers;

•

the amount and timing of capital expenditures and other costs relating to the expansion of the Company;

•

the introduction of competing projects and solutions;

•

price competition or changes in the industry; and

•

technical difficulties or economic conditions specific to the Company or its business.

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FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.  The forward-looking statements are subject to a number of risks, uncertainties and assumptions.  The Company operates in a very competitive and environment.  New risks emerge from time to time.  It is not possible for management to predict all risks, nor can it assess the impact of all factors on its anticipated business or the extent to which any factor may cuase results to differ from those contained in any forward-looking statement.

An investor should not rely on forward-looking statements as predictions of future events.  The events and circumstances reflected in the forward-looking statements may not be achieved or occur.  The Company is not under a duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the $3.75 price at which the Shares are being offered has been arbitrarily determined by the Company.

The shares offered by the selling shareholders (the "Shares") may be offered and sold, from time to time, by the selling shareholders described in this prospectus under the heading “Selling Shareholders” at an offering  price of $3.75 per share until such time as the Shares are quoted on the OTC Bulletin Board and only thereafter may be offered at prevailing market or privately negotiated prices.  The selling shareholders may sell the Shares by any means described in this prospectus under “Plan of Distribution.”

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 1,605,196 outstanding shares of the Company’s common stock by the holders of those shares.  The selling shareholders will offer their shares at an offering price of $3.75 per share until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market if a market should develop.

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares.

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PLAN OF DISTRIBUTION

The Company and the selling shareholders are seeking an underwriter, broker-dealer or selling agent to sell the Shares.  As of the date of this prospectus, neither the Company nor any selling shareholder has entered into any arrangements with any underwriter, broker-dealer or selling agent for the sale of the Shares.

The Company intends to maintain the currency and accuracy of this prospectus and to sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which  this prospectus relates unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act.  Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).

The selling shareholders will offer their shares at an offering price of $3.75 per share until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter at prevailing market or privately negotiated prices  including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market prices if a market should develop. The distribution of the Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares.

DESCRIPTION OF SECURITIES

Capitalization

Pursuant to the Company's certificate of incorporation and amendments thereto, the Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.0001, of which 245,554,421shares were outstanding as of the date of the registration statement, of which this prospectus is a part.  The Company is also authorized to issue 20,000,000 share of preferred stock, par value $0.0001, of which 450,000 shares are outstanding as of the date of the registration statement, of which this prospectus is a part.

Common Stock

The Company is registering 1,605,196 shares of common stock offered for sale to the public by the holders thereof (selling shareholders) at an offering price of $3.75 per share.  The selling shareholders will offer the Shares at $3.75 until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter by the selling shareholders at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more delalers for resale or at prevailing market prices if a market should develop.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock do not have cumulative voting rights.  In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the Articles of

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Incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors.  The voting powers and preferences, the relative rights of each series, and the qualifications, limitations, and restrictions on such preferred stock shall be established by the board of directors, except that no holder of preferred stock shall have preemptive rights.

Admission to Quotation on the OTC Bulletin Board

If and when the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board.  There is no assurance that the Company will ever meet such qualifications.  The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.  To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date.  The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends in the foreseeable future.

PLAN OF OPERATION

Business Plan

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The Company believes that its project proposals will reflect the method in which passenger rail service will be developed. The high-speed rail plan to be presented by the Company will likely utilize existing rail rights-of-way to connect several metropolitan areas and states serving expanding populations. The major elements of the plan would include:

•

Use of existing rail rights-of-way to connect rural, small urban and major metropolitan areas;

•

Operation of a "hub-and-spoke" passenger rail system providing service to and through one or more major hubs to locations throughout the United States;

•

Introduction of modern trail equipment operating at speeds up to 110 mph;

•

Provision of multi-modal connections to improve system access;

•

Improvement in reliability and on-time performance;

•

Development or expansion of a feeder bus system linking outlying areas to railroad stations;

•

Acquiring new train equipment including train sets and spares;

•

Track improvement, including replacement and upgrades, additional sidings, signal and communications systems, and grade-crossing improvements;

•

Construction or improvement of railroad grade crossings and passenger stations.

The following discussion outlines the steps as the Company anticipates that will occur in regard to the adoption and implementation of a high-speed rail system by a regional or local municipality.  To date, the Company has not developed any rail systems.

The Company plans that it will prepare the feasibility study and locate contractors and manufacturers to complete and work and provide cost estimates. Because high-speed rail travel is already in-place in much of Europe and Asia, the Company anticipates working with European companies to furnish the high-speed equipment, such as locomotives and passenger cars.

The Company will put proposed contracts together with the supporting feasibility study, appraisals, cost/benefit analysis, TEMS study, transportation history and other data to create a complete regional project proposal.  The Company will then present such project proposals to the municipalities (state or local) as a complete and finished project. The local or regional municipality will then independently analyze and discuss the Company's proposal.  If accepted, the Company anticipates that, upon approval, the local municipality will effectuate a bond offering for the funding of the high-speed rail project.  The Company anticipates that the projects will be financed by bonds or indentures offered by sponsored or affiliated non-profit organizations of the applicable local or municipal government or agency.  Such non-profit entities may also be affiliates or companies related to the Company.

The Company anticipates that the municipalities will be favorably receptive to the proposed high-speed rail project for many reasons. Political pressure is increasing to find alternate transportation systems as the price of gas and environmental risk of drilling and using petroleum products rises. Highway maintenance is increasingly expensive as the price of materials and labor increases.  Highway congestion is an increasing urban problem. The Company will present a project as a total package thereby providing the municipalities with the complete overview and relieving it of the time and costs involved in studying the proposal, seeking pricing information and projecting results. In addition, the Company believes that it may be able to effect economies of scale by purchasing new and renovating existing equipment and facilities on an integrated regional basis rather than in fractured individual areas or small municipalities.

Once a proposed high-speed rail project is accepted and a financing bond issue is effected by the municipality, the Company will act as the project manager and oversee the entire project including not only the development of the project but its continued operations as well. The Company will also serve as the main central point for coordination of and between the municipalities, contractors, and operators of the project and, once established, the rail system.

Potential Revenue

The Company has received no revenue to date.  Pursuant to its business plan the Company's main source of revenue will be from its role as project developer and continuing manager for the high speed rail transportation projects that it proposes to regional and local municipalities.  The Company anticipates that the local or regional

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municipality will effect a bond offering to finance the development of the high-speed railway system from which the Company will receive remuneration.  The Company will negotiate its remuneration schedule with each municipality that determine to proceed with the Company's proposed high-speed rail project.

THE BUSINESS

High Speed Rail Systems

In summary, the Company plans to develop and prepare comprehensive project proposals for the development of high speed rail systems in selected regional areas; and to provide for the issuance of bonds by the Company's affiliated nonprofit companies to finance such projects.  The Company plans to prepare and present the high speed rail project proposal and proposed financing possibility as a complete package to the regional governing agencies.

First, the Company will locate a target area for high speed rail transportation.  To do this the Company will look at such demographic factors as population distribution, other transportation alternatives, demand for such service, availability of prior-use rail beds, etc.  The Company plans to locate regional areas that are good candidates for high-speed rail systems.  Because the Company plans to prepare the project proposal utilizing existing and new railbeds, stations, and equipment the availability of such items will be considered.

To assist in locating potential target regional areas, the Company anticipates that it will use the services of Transportation Economics & Management Systems, Inc. ("TEMS"), an independent company with expertise in public transportation and high speed rail service, to provide the Company with a basis for prioritizing its options by identifying the most effective high-speed rail corridors and technologies for the Company to consider in its development of its high-speed rail development projects. The TEMS team consists of four renowned experts in high-speed rail technology and implementation with experience in providing such similar analysis of high-speed rail projects and related transportation systems to the Rocky Mountain Rail Authority, the Southeastern Minnesota Rail Alliance, Maine Department of Transportation, Florida Department of Transportation VIA Rail Canada, Massachusetts Bay Transportation Authority and myriad others. Using its extensive databases of the North American market for intercity high-speed rail, and its detailed expertise on the character of high-speed rail technology, TEMS will assess ten corridors for the Company and provide a qualitative technology assessment that will specify the advantages and disadvantages of each option. TEMS will rank the options and suggest the best combinations of corridor and technology. TEMS has recommended the Midwest as an initial target project area as the Midwest has several major urban hubs, has multi track lines already in place and a existing basic railroad infrastructure as a result of the City of Chicago developing as one of the largest railroad hubs and crossroads in the United States.

Upon receipt of a recommendation from TEMS, the Company plans to analyze the recommended initial project regions and choose to develop, initially, the high-speed rail project for a region.

Second, the Company's business plan is to develop such project proposal for a regional high speed rail system by bringing together the resources, plans, financing, approvals and technology needed to implement such a high-speed rail project, including obtaining bids for work, projections for costs, availability of land, etc.

Several states have begun looking into the development of high speed rail projects as a major transportation  system for the future.  In 2012, California passed a measure to develop a high speed rail system from San Francisco to Los Angeles.  In 2013, the Georgia House passed a resolution supporting the development of high speed rail to pull together regional economies and promote interregional growth.  By House Bill 694, Georgia amended its Official Code  replacing the title "Georgia Rail Passenger Authority" with "Georgia Rail Passenger and High Speed Rail Facilities Authority".

The Company intends to prepare a feasibility study of the target area and to locate potential contractors and manufacturers that would complete the work and that will provide cost estimates. Because high-speed rail travel is already in-place in much of Europe and Asia, the Company anticipates working with European companies to furnish the high-speed equipment, such as locomotives and passenger cars.

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Thirdly, the Company analysis and review of the land availability for the proposed rail system will be undertaken.  Consideration needs to be given to zoning laws, environmental impact, soil condition, etc.  The Company anticipates that it will use local expertise in the regional area for this analysis.  The Company also projects that the rail systems to be considered will be primarily over rural areas connecting urban areas and utilizing existing rail beds and rights-of-way so many of these issues will have already been addressed.

Fourth, the Company intends to assemble the proposed contract bids together with the supporting feasibility study, appraisals, cost/benefit analysis, TEMS study, transportation history and other data to create a complete regional project proposal. The Company will then present such project proposals to the municipalities (state or local) as a complete and finished project proposal.

The Company plans to work as project supervisor and coordinator.

Next, the Company will address financing the proposed project.  The CEO of the Company (Shah Mathias) has created two nonprofits and is the principal of a third for use in issuing bonds to fund the proposed projects.  Two of these nonprofits are specifically for use for financing high speed rail transportation systems, the third is specifically for use with the Alabama Toll Facility, discussed below.

The nonprofit statutes allow nonprofit corporations to issue bonds and the Company envisions that its related nonprofits will issue bonds to fund the projects and once the indebtedness is paid the project infrastructure can be turned over to a state or governing body having jurisdiction. The nonprofits created are:

Hi Speed Rail Facilities, Inc. (HSRF)

Hi Speed Rail Facilities Provider, Inc. (HSRFP)

Alabama Toll Facilities, Inc. (ATFI)

The board of directors of HSRF and HSRFP consist of the following individuals: Shah Mathias (founder and chief executive officer of the Company) Kirk Wilson, James Kingsborough, and Otto Banks.  The board of directors of ATFI consists of Jack Garison and Jack Hopper.  Shah Mathias earlier served on the ATFI board of directors but resigned from that position.

The Company envisions utilizing different bond offerings for different aspects of a project development.  For instance, it may offer a bond offering for the acquisition of the land, some of which may already have existing rail beds or other of which may need to be constructed and engineered.  It may offer a bond offering for the acquisition of equipment or for the purchase of raw materials.  The Company envisions that each bond offering will be relatively specific in nature but all such bond offerings will be regulated by a master indenture agreement designed to provide the terms and structure, interest rates, and other basic information for any bond offering.  The Company further envisions that after some period of years, probably about seven, it will offer a revenue bond that will consolidate the earlier bond offerings into one.  At the appropriate time that a project proposal is ready to proceed, the Company intends to seek underwriters for the bond offering and to engage established financial organizations to serve as the trustee and/or asset manager of the bond offering.

There is no assurance that if offered any of the Company's envisioned bond offerings will be effected or purchased or closed or that any funds will be raised through such offerings.

Finally, upon adoption of a proposed high-speed rail project and the obtaining financing (through floating a bond offering by the nonprofit entity or otherwise), the Company intends to act as the project manager and oversee the entire project including, not only the development, but also the continued operations of the high-speed rail project. The Company envisions it will also serve as the main central point for coordination of and between the municipalities, contractors, and operators of the project and, once established, the rail system.

In addition to high speed rail projects, the Company may also develop other selected transportation-related projects that promote efficient and improved transportation structures or plans. Funding for individual projects of the Company may occur from bond offerings organized through its related non-profit entities or entities affiliated with municipal and government agencies. Certain of these non-profit entities or organizations may themselves be affiliated with, or related to, the Company and assist, or work in conjunction with, the Company in securing contracts and funds to develop projects.

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Hi Speed Rail Facilities, Inc.

In 2010, the Company entered into an agreement with HSRF (one of the Company's related nonprofit companies) for the purpose of construction of projects consisting of the financing, construction and operation of high speed rail and related projects across the United States. HSRF is designed to focus on the building of train tracks and stations.  Pursuant to the agreement between the Company and HSRF, the Company will act as the agent and representative of HSRF to perform all required tasks and actions to develop and construct such projects. The Company anticipates that having this agreement in place and by having HSRF already organized will expedite the process of commencing a project once the Company designs and develops and secures or raises funds to commence a project.

Hi Speed Rail Facilities Provider, Inc.

In 2010, the Company entered into a written agreement with HSRFP(one of the Company's related nonprofit companies) for the purpose of construction of projects consisting of the financing, construction and operation of various high speed rail and related projects across the United States. Pursuant to such agreement between the Company and HSRFP, the Company was appointed as the agent and representative of HSRFP to perform all required tasks and actions to develop and construct such projects. HSRFP was organized to provide a vehicle to issue bonds and help secure infrastructure projects for the Company focusing on facilities ancillary to the high speed rail such as rail yards rail, rail assembly plants maintenance facilities. The Company anticipates that having this agreement in place and by having HSRF already organized will expedite the process of commencing a project once the Company designs and develops and secures or raises funds to commence a project.

Master Trust Indenture Agreement

On December 1, 2010, HSRF entered into a Master Trust Indenture agreement providing that HSRF serve as trustee for a bond offering of $15,000,000,000 of HSRF Revenue Bonds Series 2010. In April 2012 this Indenture was amended to reflect a Master Indenture of $20,000,000,000. The Company will act as developer for the project financed by the Hi Speed Indenture. The Master Trust Indenture provides the basic terms and conditions of any bond issuance such as use of an escrow agent, rights of bond holders, sale of bonds, etc. At the time that any bonds are to be issued, the Company will engage an asset manager and trustee for the indenture.

ING Investment Management

In the event that a bond offering is effected, each of the nonprofits has entered into an investment management agreement with ING Investment Management to manage any funds raised in such bond offering  and to provide its investment advisory services.  This non-binding agreement would only take effect upon the raising of revenues bonds.  ING Investment Management would serve to invest, reinvest and supervise the management of any such funds while such funds were held in an investment account and until use for the intended purposes.

Alabama Toll Road

The Company is working to develop a project to build a toll road in the State of Alabama.  Ameri Metro 2010 was developing this project at the time of the merger.  The planned toll road is designated as a 352 mile 4-lane road designed to be built from Orange Beach, Alabama to the Tennessee state line with the intent of connecting various rural sections of Alabama to Tennessee and more urban areas..  Shah Mathias, the CEO of the Company, perceived a need for such a road that would connect various rural sections of Alabama to Tennessee and with its more urban areas and began working on its development in 2005.

As its first step, Alabama Toll Facilities, Inc. (ATFI) was created and obtained status as a nonprofit corporation pursuant to Section 501(c)3 of the Internal Revenue Code.  As a nonprofit corporation, ATFI is allowed to make bond offerings in order to finance the cost of acquisition and construction and equipping of the toll road project.  Mr. Mathias was one of the directors of ATFI and has subsequently resigned his position.

In 2007, the toll road project was presented to the Alabama legislature which on June 7, 2007, adopted Act no. 2007-506 entitled "Expressing Support for the Alabama Toll Road Project".  This Act stated that it recognized

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the need to utilize other financial resources to meet the needs of that highways and other infrastructure items such as that offered by ATFI. The Act urged approval of the bonds offered by ATFI as special revenue bonds with the project eventually vesting to the state upon retirement of the bonds.  The Act further supports designating ATFI as the exclusive entity for creation and development of the toll road project.

As a second step, on September 23, 2009, Penndel Land Company (“Penndel”), a company majority owned by Shah Mathias (the Company's CEO) entered into an agreement with ATFI by which Penndel was appointed as the agent and representative of ATFI to perform all required tasks and actions to develop and construct the toll road.

Thirdly, on December 1, 2010, the Company formed a wholly-owned subsidiary, Global Transportation & Infrastructure, Inc. ("GTI"). in the state of Delaware to provide development and construction services for the Alabama highway project and to include securing financing for the design, planning, engineering and related costs of  construction.

In December 2010, Penndel assigned its agreements with ATFI to GTI. As such the Company, through its subsidiary, GTI, has the development rights for such toll road. Under the terms of the agreement, GTI will provide development and construction services. GTI will also act as an agent and representative to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of a toll road in the state of Alabama and related activities.

Alabama Indenture Agreement

On December 1, 2010, ATFI entered into a Master Trust Indenture agreement with as HSRF Trustee, which has agreed to serve as the trustee for the bond offering of up to $7,000,000,000 of ATFI Revenue Bonds once it determines to effect such an offering if ever. The Alabama Indenture indicates that the developer for the project will be GTI.  In April 2012 the Alabama Indenture was amended to reflect a Master Indenture of $20,000,000,000.  The Master Agreement provides the basic terms and conditions of any bond issuance such as use of an escrow agent, rights of bond holders, sale of bonds, etc. At the time that any bonds are to be issued, the Company will engage an asset manager and trustee for the indenture.

Damar TruckDeck

The Company also plans to develop projects as opportunities are presented related or ancillary to the transportation or transportation-related fields. The Company entered into a contract for the acquisition of the patents, rights, titles, and business of Damar Corporation LLC, the inventor, developer and manufacturer of Damar TruckDeck. (See www.damartruckdeck.com). The Damar Corporation was incorporated in 2007 to develop, manufacture and market the truck deck component invented and developed by its owner. The Damar Corporation has filed a patent application covering its truck deck system. The Damar TruckDeck is a flexible truck deck storage and organization system that with an integrated frame allowing the cargo deck to be used as a hauling surface. The system has many configurations to fit a wide variety of uses (hunting, construction, moving, hauling, etc.) in various truck deck sizes. The Damar TruckDeck primarily consists of lockable repositionable storage units.

The advantages of the Damar TruckDeck system are as follows:

1. Organize gear in removable containers with the DAMAR Load-N-Go™ containers, easily converting a truck's usage by quickly swapping containers.

2. Protect items in lockable hatches. Lockable, repositionable hatches protect items in the Load-N-Go™ containers from theft and weather while a rear hatch allows the full length of the bed to be used for securing longer materials.

3. Keep ability to haul large items. The recessed CargoDeck surface is built to support and haul large materials and equipment, and by maintaining some bed wall height there is no need to strap items down.

4. Can be installed or removed in minutes by one person with no tools and no drilling. The Damar Corporation has entered into contracts for sale of its Damar TruckDeck with Lowe's, The Home Depot, Advanced Auto Parts, Sam's Club, Costco and Meyer Distributing.

The Company shall receive all rights and title to the patents, the TruckDeck system, and all related assets, for a purchase price of:

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1. $750,000 payable as $500,000 cash and the remaining $250,000 payable in the form of Shares of the Company's common stock; and

2. Royalty payments equal to $2.50 for each unit sold from items arising from the patent, including the Damar TruckDeck, for a period of five years.

After such five years, the parties will renegotiate the terms of the agreement. If no agreement can be  reached, then the parties agree to extend the royalty payments for one addition year after which time all royalty payments will terminate.

3. The cash payment portion of the purchase price is payable within 90 days of the successful completion of the registration as a publicly traded company pursuant to the Securities Act of 1933.

The Company cannot effect this agreement until its raises the funds necessary to the acquisition of such assets as listed in the agreement.

Port Trajan Project

The Port Trajan 5 project is a transportation project located in the Antrim Township, Greencastle, Pennsylvania on the Interstate 81 corridor and the railroad "Crescent Corridor", a 2,500 mile network of rail and terminals.  Norfolk Southern is operating a rail-truck facility in this corridor and the State of Pennsylvania has provided funding toward the development of additional facilities along this corridor.  The Company envisions the development of the land next to such corridor, which it has termed the Port Trajan Project.  The Company anticipates that it will construct a distribution center consisting of a terminal and a rail line between the main rail track to the highway for the transition of shipping containers from the rail line to waiting trucks.  The distribution center will provide the facility for repackaging the shipments into containers or other shipments destined for final destination by truck.

The Company anticipates that such project will be completed in phases the first of which is the purchase of an initial 345 acres at $350,000 per acre.  The purchase price will include all on-site horizontal improvements.  Off-site improvements will be acquired at an additional $20,000,000. The land is currently owned by a related company and the Company hags entered into a letter of intent for its purchase.  The Company entered into a letter of intent on January 9, 2013 with an expiration of February 7, 2013 to complete its due diligence of the project and the transaction.  The expiration date of the letter of intent has been extended 180 days.

The Market

The Company believes that the United States suffers from an overburdened transportation infrastructure and that a fundamental overhaul of the national transportation structure is needed. The Company anticipates that it will be able to assist in this “fundamental overhaul” by providing both the hands-on expertise and investment resources to establish an intermodal grid comprised of transportation and support services extending to urban and outlying areas alike. The Company will largely focus on projects related to high speed rail, but will also concentrate its efforts on other transportation projects that improve transportation infrastructure.

The Company believes that there is a compelling need to revitalize America’s transportation infrastructure. As all levels of government are facing increasing economic crisis, the Company anticipates that such revitalization will be the result of public-private partnerships and alliances to create the basis for developing such an infrastructure. Organizations, such as the Company, are accordingly poised to play a significant role in the redevelopment and improvement of the nation’s transportation infrastructure.

The Company believes that the transportation infrastructure crisis facing America is two-fold. In the first instance, the existing infrastructure lacks modernity and has rendered the same incapable of meeting the nation’s transportation needs. In the second instance, the funding to address this problem is currently beyond the reach of the federal, state, regional, and municipal governments.

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The 2009 David R. Goode National Transportation Policy Conference held at the Miller Center of Public Affairs at the University of Virginia, outlined the compelling need to revitalize America’s transportation infrastructure and recommended that “Public private partnerships need to emerge from the laboratory of pilot programs to play a much larger role as a core element of America’s transport investment strategy.” Organizations, such as the Company, are accordingly poised to play a significant role in the redevelopment and improvement of the nation’s transportation infrastructure. The same transportation conference also noted that, “Lacking a coherent vision for our transportation future and chronically short of resources, we defer new investments, fail to plan, and allow existing systems to fall into disrepair. This shortsightedness and under investment—at the planning level and on our nation’s roads, rails, airports and waterways—costs the country dearly. It compromises our productivity and ability to compete internationally; transportation users pay for the system’s inefficiencies in lost time, money and safety. Rural areas are cut off from economic opportunities and even urbanites suffer from inadequate public transportation options. Meanwhile, transportation-related pollution exacts a heavy toll on our environment and public health.”

Furthermore, the conference report was equally insistent on the need for private sector funding. In “Recommendation 8: Connecting the Dots,” the cochairs wrote: “Resolving the controversy over private equity contributions to the transport system is essential to meet the nation’s pressing transportation challenges, as is recognizing the appropriate role of public-private partnerships (PPPs) in taking on those challenges.” They added, “PPPs need to emerge from the laboratory of pilot programs to play a much larger role as a core element of America’s transport investment strategy.”

To resolve this crisis will require a massive infusion of capital. The National Surface Transportation Infrastructure Financing Commission, in its 2009 report Paying Our Way estimates the total shortfall between what is required and what is available, at all levels of government, just for maintaining the current system range from $134 billion to $194 billion per year for the period 2008 to 2035. If the goal is to improve existing transportation systems, the shortfall is even larger: $189–$262 billion per year over the same time period.

The main problem is that the funds to either maintain or improve existing transportation systems are simply not available from traditional sources. Taxpayers at all levels of government are loath to support any tax increases for infrastructure projects. New transportation systems are frequently discussed at all levels of government but the public funding for implementing such plans is usually non-existent.

Entry of the Company into the Market

The Company anticipates that it can offer a comprehensive, intermodal approach to resolving the nation’s transportation crisis. And it proposes doing so without the necessity of the government increasing taxes at any level, or in any manner. In short, the Company suggests replacing pubic financing with private funding.

The primary competitive barrier most companies face in attempting to impact the nation’s infrastructure crisis is that they approach the overall problem in disparate segments. For example, one provider proposes building railroad cars, while another proposes laying tracks. A third is interested in depots, while a fourth focuses on accommodations. None bring a comprehensive plan for full-funding to the mix. On the other hand, the Company takes an intermodal approach to providing seamless service with a scale of economy. The high-speed rail plan will utilize existing rail rights-of-way to connect several metropolitan areas and states serving expanding populations.

The Company also foresees pursuing joint ventures with other industries related to the transportation industry. For example, it is currently finalizing an arrangement with a major manufacturer of certain materials used in the construction of highways and other transportation systems. The discussions contemplate a two-fold transaction by which the Company would initially buy the manufacturing plant and then subsequently purchase the remaining non-cash assets of the company.

Competition

The Company may face significant competition from other companies that may be developing high speed rail passenger and freight transportation systems.  As this industry is not well developed in the United States to date, such competition that may exist is primarily in the development and planning stages. The Company will, however, face competition in the allocation of monetary resources from governmental agencies, at the local, regional, state

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and federal levels. The Company believes that government agencies will strongly endorse its proposed plan for high-speed regional rail systems, but believes that, given the economic environment, there may be few or no funds available for such development.

Nevertheless, it appears that significant competition generally exists in the industry, from private organizations or government agencies and entities. On the heels of the Department of Transportation’s recent request for high-speed rail proposals, its Federal Railroad Administration received 132 applications from 32 states totaling $8.8 billion. That was more than three times the $2.4 billion available. During the first round of awards in the fall of 2009, applicants submitted more than $55 billion in project proposals. That was nearly six times the initial $8 billion available from the American Recovery and Reinvestment Act. So overwhelming has the response been that Transportation Secretary LaHood observed at the time, that, “Demand for high-speed rail dollars is intense and it demonstrates just how important this historic initiative is. States understand that high-speed rail represents a unique opportunity to create jobs, revitalize our manufacturing base, spur economic development and provide people with an environmentally friendly transportation option.”

THE COMPANY

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things: Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies; Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934; Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings; Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and Exemption from registration by a non-reporting company offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and such sales are exempt from state law registration, documentation or offering requirements. In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will not longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period; or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The Company meets the definition of an emerging growth company will be affected by some of the changes provided in the JOBS Act and certain of the new exemptions. The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below. Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company.

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Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act goes on to exempt emerging growth companies from the requirements in 1934 Act § 14A(e) for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a road show.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Merger with Ameri Metro 2010

On June 12,  2012, Ameri Metro  2010 merged with Yellowwood Acquisition Corporation, a public reporting company. The merger was effectuated as a statutory merger, and a certificate of merger was filed in the State of Delaware effecting the transaction.  The term the "Company" or "Ameri Metro" refers to the entity existing as a result of the merger of Ameri Metro 2010 with Yellowwood, unless otherwise noted.

As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to Ameri Metro, Inc.   Yellowwood has an authorized capitalization of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred. The Company has a fiscal year end of July 31.  Yellowwood had no ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as the former Ameri Metro 2010.

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Pursuant to the merger, all the outstanding shares of Ameri Metro 2010 common stock were exchanged for an aggregate of 12,667,421 shares of Yellowwood common stock on a pro rata basis in accordance with each holder's relative ownership of Ameri Metro 2010.

 The Company, known as Yellowwood Acquisition Corporation prior to the merger, was incorporated on September 21, 2011 and had an authorized capitalization of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock. By virtue of filing a registration statement on Form 10 pursuant to the Securities and Exchange Act of 1934, Yellowwood was a public reporting company with a class of shares registered with the Securities and Exchange Commission.

Private Placement

From August, 2011 to December 2011, the Company privately issued for cash or for services, pursuant to an exemption from registration under Rule 506 of Regulation D of the Rules and Regulations of the Securities and Exchange Commission, as a transaction by an issuer not involving any public offering, 500,000 shares of its common stock to approximately 77 shareholders, 16 of whom are accredited investors, for an aggregate cash price of $98,650.

Loans

The Company currently has no loans outstanding as of the date hereof.  The Company's accountants have registered the credit of the payment discussed below of $100,000 to Tiber Creek Corporation as a loan to the Company by Penndel.  This related party loan has been repaid by the issuance of stock to Penndel.

Agreement with Tiber Creek Corporation

On October 31, 2007, Penndel Land Company, Inc., an affiliated company with Ameri Metro through the common ownership of its President, entered into an agreement with Tiber Creek Corporation (“Tiber Creek”) whereby Tiber Creek would provide consulting and other services. In 2010, the Company entered an agreement with Tiber Creek Corporation to provide assistance in effecting transactions for the Company to become a public company, including causing the preparation of a private placement offering document, the preparation and filing a registration statement with the Securities and Exchange Commission, assistance with applicable state blue sky requirements, advise and assistance on listing its securities on a trading exchange, assistance in establishing and maintaining relationships with market makers and broker-dealers and assistance in other transactions, marketing and corporate structure activities. available at that time. Fees paid by Penndel to Tiber Creek were credited by Tiber Creek to the payment of its fees under the contract of $100,000.

Marketing Strategy

The Company has conducted limited advertising and marketing to date as the primary focus of the Company since inception has been to develop, refine and ready its projects. The Company has, however, given substantial attention to constructing the marketing strategy and plans that it will use once it begins it to implement one of its transportation systems.

A major challenge facing the Company is finding and using cost-effective, efficient marketing strategies and tactics to commercialize its projects and raise interest and awareness of its design ideas. As a developing company, the Company has limited resources and can only devote a certain amount of expenditure to marketing and advertising services.

Marketing Plan

The marketing plan of the Company is to enter local markets in an organized manner so as to concentrate efforts to build brand awareness and visibility for the Company’s projects. The Company’s belief is that the Company will be best served by focusing its efforts on penetrating particular market segments rather than attempting to reach a wide array of projects in varying geographic areas. The overall marketing plan consists of an approach to reach key decision-makers for large transportation-related projects.

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Long-Range Ideas and Related Companies

In addition to the nonprofit companies discussed earlier, Shah Mathias, the CEO of the Company, has developed long-range ideas and plans to develop currently undeveloped areas through which the planned Alabama toll road will traverse.  These plans include the development of an airport, sea shipping port and a high speed rail line. Mr. Mathias has established a series of corporations which although not subsidiaries  of the Company are related companies as they are all under common control of Mr. Mathias.  Mr. Mathias has established these companies to basically serve as subcontractors for the operations of the planned transportation systems.

 None of these companies has any operations or any revenues.  Mr. Mathias (as president of each of these companies) has executed contracts between several of these companies and the Company.   In each of these companies, Shah Mathias is the president and chief executive officer.  No other officers nor directors exist in any of these related companies.  The Company owns 25% of each of the companies with the remaining ownership held directly or indirectly by Mr. Mathias.

1) HSR Freight line, Inc. Designed to handle all services for use of track time and trains for freight and freight forwarding services.

2) HSR Passenger Services, Inc. Designed to handle rail ticketing booking, reservations, and food services.

3) HSR Technologies, Inc. Designed to handle all building of suites and manufacturing of trains and rail tracks and provide fiber optics, telecommunications, and related technologies services.

4) HSR Logistics, Inc. Designed to handle all purchasing functions.

5) KSJM International Airport, Inc. Designed to eventually create an airport facility in inland Alabama

6) Port Of Ostia, Inc. Designed to handle all air cargo if and when an airport facility is created.

7) Port of De Claudius, Inc. Designed to handle sea container and port operations.

 8) AMERI Cement, Inc. Designed to handle cement needs for building Alabama toll road.

9) Lord Chauffeurs LTD: Designed to operate all passenger ground transportation.

10) Atlantic Energy & Utility Products, Inc. Designed to provide utility and maintenance service to above entities.

11) Penn Insurance Services LLC. Designed to provide insurance service to above entities.

12) Cape Horn Abstracting, Co. Designed to land title examination services.

13) Eastern Development & Design, Inc.  Designed to provide all civil engineering and architectural service.

14) Slater & West, Inc.  Designed to handle contract administration services and work force H R matters.

15) Malibu Homes, Inc. Designed to establish residential home building services.

16) Platinum Media, Inc. Designed to provide all media related services.

Revenues from Operations

Since its inception, the Company has focused its efforts on project development and has devoted little attention or resources to sales and marketing. Accordingly, the Company has had very limited revenues to date and has not sold any of its projects to third parties. In order to succeed, the Company needs to develop a strategy and execution plan to successfully develop and sell its high-speed rail design systems to local and regional municipalities.

Employees

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In addition to the Chief Executive Officer, the Company has one paid administrative employee and approximately thirteen other persons who are working on behalf of the Company to assist in the development of its initial high-speed rail project. None of these people currently receive salaries or other compensation and no salaries have been accrued. The Company has issued stock to these people for their consulting and professional services. At the time the Company becomes a public company, the Company will hire these people as employee. Only Mr. Mathias is employed by the Company in a full-time capacity.

Property

The Company’s offices are located on the Second Floor at 3030 East Market Street, York, Pennsylvania 17402. Its telephone number is (717) 701-7726. The Company has moved into these offices commencing the first of September, 2012. The lease at its prior location was canceled without penalty. The current lease is a month-to-month lease for $500 per month.

Subsidiaries

The Company has one subsidiary, Global Transportation & Infrastructure Inc. ("GTI") incorporated in the state of Delaware. GTI is a wholly owned subsidiary of the Company.  The Company owns 25% of each of the companies listed in the section "Related Companies".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company is a development stage company. As of April 30, 2013, the Company had generated insignificant revenues from earlier consulting work and has incurred net operating losses of $5.597.941 since April 13, 2010 (Inception) and deficit accumulated deficit during development stage of $5,597,941 at April 30, 2013. Total stockholders' deficit is ($92,192) because of the additional paid in capital of $5,529,289.

The Company has received its operating funds from the sale of its securities.

Subsequent to the merger of Ameri Metro 2010 with Yellowwood Acquisition Corporation in June 2012, the Company was delinquent in filing the quarterly and annual report required by the Securities Exchange Act of 1934.  On July 16, 2013, the Company filed its delinquent reports and has become current with its reporting requirements.

Impairment of Mortgage Receivable and Accrued Interest Receivable

On September 3, 2010, the Ameri Metro 2010 acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 its shares of common stock and $700 cash.  The mortgage receivable had an outstanding principal balance due at the date of acquisition of $3,723,353.  The mortgage is secured by real property located in the state of Pennsylvania, bears interest at 10.5%. Full payment was due in January 2013; installment payments are due per a schedule if and when parcels are sold prior to January 2013.   The Note was extended to June 30, 2013; payment was not received by June 30, 2013 and the note is now in default.

On July 31, 2012 the above mentioned mortgage note receivable was deemed uncollectible by the Company and an impairment of the entire mortgage receivable was recorded to reflect the worthlessness of the asset.  The impairment was $3,723,353.  In addition, the interest receivable associated with the mortgage receivable was also deemed uncollectible and the entire receivable was written off in the amount of $343,824.

Related Party Note

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.  The loan was partially paid off through the issuance of 1,250 shares of common stock in the Company on July 31, 2012.  As of April 30, 2013, the remaining balance due on the loan is $103,693.

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Related Party Transactions

Cumberland County Real Estate.  On June 24, 2010, Penndel Land Company (a related party through common ownership) transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company.  Penndel took the deed in lieu of foreclosing on the original mortgagee.  The mortgage carries an interest rate of 12%.  The mortgage required payment in full on December 15, 2010.  The transaction was accounted for as an asset acquisition.

The land acquisition was recorded as follows:

Description	Amount
Land	$ 1,494,077
Mortgage payable	(1,130,000)
Accrued interest payable	(364,077)
Total	$ 0

The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property in 2011 without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet, and a foreclosure loss of $1,483,132 was reported.

Other Related Party Agreements

On December 1, 2010 a related party assigned contract rights related to a construction agreement with Alabama Toll Facilities, Inc. to the Company.  In connection with this assignment, the Company issued 200,000 shares of common stock and 250,000 shares of preferred stock to the related party as consideration for exclusive contract rights.

On July 15, 2011 the Company entered into a letter of interest with a related party in exchange for 250,000 shares of common stock and 200,000 shares of preferred stock of the Company.

On April 16, 2012 the Company entered into an agreement to purchase intellectual property from a related party in exchange for $8,000,000 per country license. The Company issued 100,000 shares of common stock to secure contract rights.

On January 13, 2013 the Company entered into a Letter of Intent with a related party to contract services for the build out of the Port Trajan 5 Terminals.

Going Concern

The Company has negative working capital, has incurred losses since inception, and has not yet received significant revenues from sales of products or services. The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.

Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and on-going operations; however, there can be no assurance the Company will be successful in these efforts. These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

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Alternative Financial Planning

The Company has no alternative financial plans.  If the Company is not able to successfully raise monies in this offering, or otherwise obtain or raise funding, the Company’s ability to survive as a going-concern and implement any part of its business plan or strategy will be severely jeopardized.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

The Company believes that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its financial statements:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue recognition

The Company does not currently have any issues with respect to revenue recognition policies, and does in all material respects, comply with generally accepted accounting principles.

Share-based payments

The Company may issue shares of common stock to employees and non-employees for services.  Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.

The Company will estimate the fair value of stock options and warrants using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable.  This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock and the expected life of stock options.  Projected data related to the expected volatility of stock options is based on the average volatility of the trading prices of comparable companies and the expected life of stock options is based upon the average term and vesting schedules of the options.  Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of our stock options and warrants.

The Company will estimate the fair value of shares of common stock issued for services based on the price of shares of the Company’s common stock sold in contemporaneous private placements of offerings on the date shares are granted.

Recent Accounting Pronouncements

No recent accounting pronouncements or policies were issued.

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Discussion for the Nine Month Period Ended April 30, 2013 with the Nine Month Period Ended April 30, 2012

The Company has only received minimal revenues of $32 for the nine-month period ended April 30, 2013 compared to no income for the nine month period ended April 30, 2012.

Total operating expenses for the nine month period ended April 30, 2013 were reduced to $19,263 from $95,937 for the same period ended in 2012 and total loss from operations was reduced to $19,231 for the nine month period ended April 30, 2013 from $95,937 for the same nine month period in 2012.

As of April 30, 2013 the Company's net loss from April 13, 2010 (inception) was $5.597,941 compared to $5,578,710 as of July 31, 2012.

The Company has negative working capital and has incurred losses since inception.  The Company's accountants have issued a note in their financial statements that the ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  The accountants determined that these factors create substantial doubt about the Company's ability to continue as a going concern.

Discussion for the Fiscal Year Ended July 31, 2012 with the Fiscal Year Ended July 31, 2011

Total assets of the Company as of July 31, 2012 of $49,134 fell from total assets of $4,087,227 as of July 31, 2011 primarily due to the impairment of the mortgage receivable recorded at $3,723,353 at July 31, 2011 and $0 at July 31, 2012.  Total current assets at July 31, 2012 rose from $1,907 at July 31, 2011 to $28,816.

In the fiscal year ended July 31, 2011, the Company recorded additional paid in capital of $5,276,794 consisting  of $3,722,641 from the shares of common stock issued to Jewel's Real Estate Limited Partnership in exchange for the assignment of the mortgage and $1,510,419 for the shares of common stock issued to Penndel to pay off the mortgage plus accrued interest.

Shah Mathias, as chief executive officer of the Company, has received no salary to date, and will not receive any salary until the effective date of this offering..

Total operating expenses increased to $162,396 for the fiscal year ended July 31, 2012 from $120,883 for the fiscal year ended July 31, 2011 and loss from operations was $162,396 for the fiscal year ended July 31, 2012 compared to $116,309 for the fiscal year ended July 31, 2011.

Liquidity.   The Company has no continuous methods of generating cash other than the sale of its stock.

Capital Resources. The Company did not incur any capital expenditures other than the purchase of office supplies and computer equipment.

Results of Operations. The Company completed no sales and received minimal revenues since inception other than from the sale of its securities.. The Company does not anticipate that it will generate revenue sufficient to cover its operating expenses until the close of this offering and the development of its business plan.

The Company has negative working capital and has incurred losses since inception.  The Company's auditors  have issued a note in their financial statements that the ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.  The Company's auditors  determined that these factors create substantial doubt about the Company's ability to continue as a going concern.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

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Date Term

Name

Age

Position

Commenced

Shah Mathias

53

Director, Chief Executive Officer

June 12, 2012

James Becker

53

Director, President

June 12, 2012

Steve Trout

56

Director, Secretary/Treasurer

June 12, 2012

Naresh Mirchandani

45

Director

June 12, 2012

Shahjahan C. Mathias

46

Director

June 12, 2012

Donald E. (“Nick”) Williams, Jr.

56

Director

June 12, 2012

Keith A. Doyle

54

Director

June 12, 2012

Carter Clews

Director

September 1, 2012

Suhail Matthias

Director

September 1, 2012

Each director received 1,000,000 shares of stock for service to the Company.  Mr. Shah Mathias received additional shares for service to the Company.  The shares have no stated value.

Messrs. Mathias, Becker, Trout, Mirchandani, Williams and Matthias each received 100,000 shares of stock for their service to the Company.

Shah Mathias, Chief Executive Officer and Director.  Mr. Mathias has an extensive background in real estate and property development. Beginning in 1988, Mr. Mathias commenced his career in real estate with the personal acquisition and like-kind exchange sales of investment property. In 1992, Mr. Mathias started a mortgage-banking corporation underwriting loans under his own name and selling such loans on the open market. By 2000, Mr. Mathias’ company had underwritten more than $1 billion in loans. In 2002, Mr. Mathias started Penndel Land Co., a real estate company which now has substantial assets and property. Mr. Mathias received his education at Penn State Institute of Technology.

James Becker, President and a director. Mr. Becker is an experienced entrepreneur in the Pennsylvania area. In 1990, Mr. Becker purchased a partnership in a family style restaurant and in 1992 bought out his partner and added additional seating capacity. In 1997, he purchased a second restaurant and later sold both. In 2004, Mr. Becker became Vice President of Sales for Yorktowne Casket Company, a 14 state independent casket distributor company, where he managed the 34 sales representatives and oversaw its continued sales force. In 2007, Yorktowne Casket was sold to Matthews International.  Mr. Becker currently serves as a Regional Sales Manager for Matthews International where he manages an eight member sales force and personal accounts totaling $21 million in annual sales.  Mr. Becker begins his business knowledge and financial and personnel management skills to the Company.

Steve Trout, Secretary/Treasurer and a director. Mr. Trout has extensive experience in sales and marketing. Since 1997, he has handled all inside sales for Military and Commercial Fasteners Corporation, York, Pennsylvania. Prior to his employment with that company, Mr. Trout served as sales representative to several companies including MetLife and Dauphin Electric Supplies Co., both in Pennsylvania. Through his career Mr. Trout, has held account responsibility for over one hundred industrial accounts and increased sales to assigned industrial accounts substantially; prospected for and added new accounts and planned sales strategies for target accounts. Mr. Trout served as vice-chairman of Customer Service Committee, evaluated suggestions from coworkers and customers, created customer service survey and conducted interviews, compiled survey results and presented proposed improvements to company management. Mr. Trout received his M.B.A. degree from Syracuse University and his Bachelor of Business Administration from Pennsylvania State University.  Mr. Trout's business education and business experience provide the Company with a depth of expertise and business skills.

Naresh Mirchandani, Chief Financial Officer and a director. Mr. Mirchandani has more than 20 years experience in high volume financial administration and negotiations with a particular expertise in the areas of commercial and residential mortgage financing, mergers and acquisitions, tax abatement, budgetary planning and management, and government loan negotiation. As corporate controller for a domestic and offshore marketing firm, Mr. Mirchandani oversaw a budget of more than $180 million annually. Mr. Mirchandari was commissioned by the United States Bankruptcy Court Trustee’s office to successfully develop a case against MCI, Inc., which the telecommunications giant was forced to settle for more than $7.5 million. For the past five years, Mr. Mirchandani has been a self employed consultant in mortgage banking and insurance products and services. A graduate with honors from India’s University of Bombay, Mr. Mirchandani also has a Masters of Business Administration from

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the Duke University Fuqua School of Business.  Mr. Mirchandani brings to the Company a financial and accounting expertise as well as experience in government regulation and land development.

.

Shahjahan C. ("Chuck") Mathias, Executive Vice President and a director. Mr. Chuck Mathias is a recognized authority in the marketing of electrical utility power backup systems, with a long history of working with nuclear power generation facilities, communications companies, large data centers and manufacturers of Uninterruptible Power Systems (UPS). Currently the Director of OEM Sales for C&D Technologies, he is responsible for having secured a $27 million contract with the government for the Minuteman Missile Launch System and increasing sales from $69 million to $83 million in a single 15-month period. In his earlier position as Utility Marketing Manager for Exide Corporation/EnerSys, Mr. Mathias was the Team Leader supporting government contract interface with the Air Force and the FAA. For the past five years, Mr. Mathias has worked in the sale and marketing design for power back up systems on an as needed basis.  Mr. Chuck Mathias is the brother of Shah Mathias, CEO of the Company.  Mr. Mathias brings to the Company is knowledgeable and experienced with procuring government contracts, developing business strategies and working on complex and detailed projects.

Donald E. (“Nick”) Williams, Jr., a director. Nick Mr. Williams has over 30 years experience in Radiological Engineering, Environmental Safety and Health, Physics and Hazardous Material Management for both government and private industry in the U.S. and internationally. Mr. Williams holds a Bachelor of Science degree in biology from Providence College and an Masters of Science degree in Radiological Sciences from the University of Massachusetts-Lowell. Over the first 10 years of his career in the nuclear industry, Mr. Williams’ work was centered in the areas of power reactor construction, operation, and maintenance. Over the last 20 years, his focus has turned to decommissioning major power reactors and nuclear weapons complex facilities in the United States and abroad. These tasks involved the safe handling, packaging, and disposal of large quantities of radioactive and hazardous materials in accordance with stringent U.S. and international standards to ensure public and workforce safety. Mr. Williams has been a consultant to many utility companies (e.g. Exelon, Pacific Gas & Electric, British Nuclear), architect-engineers (e.g. Shaw, Westinghouse, CH2MHill), and government agencies (DOE, DOD). He was the owner of a private nuclear consulting firm with over 130 employees for 10 years, and currently holds the position of Director of Radiological Engineering for a large western U.S. company.  Mr. Williams provides the Company with a strong background in regulatory compliance, government contracts and public health and safety.  Mr. Williams will be instrumental in assisting in the development of the railroad and highway projects and dealing with environmental and waste issues.

Keith A. Doyle, a director.  Since 1995, Mr. Doyle has served as CEO and President of The Doyle Group, LTD, York, Pennsylvania, an unfranchised development company.  From 1983 to 1995, Mr. Doyle was a realtor in York County, Pennsylvania, was a multi-million dollar producer and served as President of the Board of Realtors of York County, Pennsylvania.

Suhail Matthias, a director. Mr. Matthias is the founder and CEO of Diamond Carriages, Ltd., a chauffeuring company started with a single taxi in 2002 and developed into a limousine service in Central London. Diamond Carriages is now listed among the top five limousine services by the popular United Kingdom reference site Zettai.

Carter Clews, a director, serves as Senior Vice President of International Marketing of the Company.  Mr. Clews works in the offshore property marketing field and as an international journalist specializing in geopolitical investment trends. Currently, Mr. Clews numbers among his clients resort and residential developments throughout the Caribbean and in select Mediterranean countries. Mr. Clews investment analyses frequently appear in such publications as International Living, Caribpro.com, and EscapeArtist.com. Mr. Clews also has extensive experience in politics, having worked in U.S. presidential campaigns and managed congressional campaigns throughout the United States. In the early 1980s, Clews served as Director of Communications for the U.S. Senate Conference of the Majority, a role in which he worked closely with the Reagan White House. In 1995, Mr. Clews was named the international Infomercial Writer of the Year.

None of the officers or directors of the Company has been a party to a bankruptcy petition, was convicted in a criminal proceeding nor has been temporarily or permanently enjoined from engaging in any type of business activity, including any securities related business.  In 2005, Shah Mathias was named in a criminal proceeding regarding the serving liquor to a minor.  Mr. Mathias, is appealing the charge and has asserted that he was out of

Page -33-

town on the alleged date and the victim has admitted that she was attempting to reap some financial gain. The case is pending a trial date.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company's board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review, the board has determined that Nick Williams is an independent director.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees. The Company will notify its shareholders for an annual shareholder meeting and that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be received by the Company at least 90 days prior to the meeting. No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the Board of Directors.

Legal Proceedings

Shah Mathias, CEO of the Company, is appealing a 2005 charge of serving liquor to a minor. Mr. Mathias has asserted that he was out of town on the alleged date and the victim has admitted that she was attempting to reap some financial gain. The case is pending a trial date.

There are currently no other pending, threatened or actual legal proceedings in which the Company or any other directors are a party.

EXECUTIVE COMPENSATION

Summary Compensation Table

No salaries or accrued compensation has been paid. There is no accrued compensation that is due to any member of the Company’s management. No executive officer has received cash compensation in excess of $100,000 in the Company's fiscal year.

Anticipated Officer and Director Remuneration

The Company has not paid any compensation to any officer. The Company intends to pay annual salaries to all its officers and will pay an annual stipend to its directors as soon as possible. The Company anticipates that it will compensate its officers at such time, if ever,  that it becomes a publicly trading company.  The Company anticipates that the Chief Executive Officer will receive compensation in cash and stock to equal $1,200,000 and the other key executive officers, including president, chief financial officer and secretary/treasurer compensation equal to $350,000 per annum.

The Company issues stock to the directors for their service to the Company. Although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program.  The Company also plans to compensate directors at $150,000 per annum, except independent directors which will receive compensation of $120,000 per annum.

Page -34-

Name and Position	Year	Salary	Bonus	Stock awards	Option awards	Nonequity Incentive plan Compensation	Nonqualified deferred Compensation earnings	All other compensation	Total
Shah Mathias (1) CEO	2011 2012	$ 0	$ 0	10,100,000(1)(2) 1,000,000 212,100,000	-0-	-0-	-0-	-0-	$ 0
James Becker President	2012	$ 0	$ 0	1,100,000(2)	-0-	-0-	-0-	-0-	$ 0
Steve Trout Secretary/ Treasurer	2012	$ 0	$ 0	1,125,000(2)	-0-	-0-	-0-	-0-	$ 0
Naresh Michandani Director	2012	$ 0	$ 0	1,110,000(2)	-0-	-0-	-0-	-0-	$ 0
Shahjahan Mathias Director	2012	$ 0	$ 0	1,100,000(2)	-0-	-0-	-0-	-0-	$ 0
Donald Williams Director	2012	$ 0	$ 0	1,000,000(2)	-0-	-0-	-0-	-0-	$ 0
Keith Doyle Director	2012	$ 0	$ 0	1,000,000(2)	-0-	-0-	-0-	-0-	$ 0
Carter Clews Director	2012	$ 0	$ 0	1,030,000(3)	-0-	-0-	-0-	-0-	$ 0
Suhail Matthias Director	2012	$ 0	$ 0	1,110,000(2)	-0-	-0-	-0-	-0-	$ 0

(1) In 2011, Mr. Mathias owned 10,000,000 shares of Ameri Metro, Inc. which were converted as part of the merger with Yellowwood on a 1-for-1 basis into shares of Yellowwood.  The 212,100,000 shares were issued to Mr. Mathias without a stated value to the shares.

(2) Each of the named executive/director owned 100,000 shares of Ameri Metro, Inc. which were converted as part of the merger with Yellowwood on a 1-for-1 basis into shares of Yellowwood in 2012.  The listed shares were issued without a stated value to the shares.

(3) The named director owned 10,000 shares of Ameri Metro, Inc. which were converted as part of the merger with Yellowwood on a 1-for-1 basis into shares of Yellowwood in 2012.

Shah Mathias will receive 10% of the face value of all revenue contracts entered into by the Company.

The stock has been issued to the named employee without consideration for such issue and without any conditions or restrictions.

Employment Agreements

The Company has not entered into any employment agreements with any officers and key personnel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

Page -35-

Name and Position	Shares Owned Before Offering	Percent of Class	Shares Owned After Offering (2)	Percent of Class
Shah Mathias, Director, Chief Executive Officer	233,200,000	95%	232,200,000	94.5%
James Becker, Director, President	1,100,000	*	1,045,000	*
Steve Trout, Director, Secretary; Treasurer	1,125,000	*	1,068,750	*
Naresh G Mirchandani, Director	1,110,000	*	1,068,750	*
Shahjahan C Mathias, Director	1,110,000	*	1,054,500	*
Donald Williams, Director	1,100,000	*	1,045,000	*
Keith Doyle, Director	1,000,000	*	950,000	*
Carter L. Clews, Director	1,030,000	*	978,500	*
Shuha Matthias, Director	1,110,000	*	1,054,500	*
Total owned by officers and directors as a group (9 persons)	241,885,000	98.5%	240,450,750	97.9%

* Less than 1%

(1)

Based on 245,554,421 shares of common stock outstanding.

(2)

Assumes all shares offered by the beneficial owners and management are sold.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steve Trout, Secretary/Treasurer and a director, is the brother-in-law of Shah Mathias, the Chief Executive Officer of the Company. Shahjahan Mathias is the brother, and Sohual Matthias is the cousin, of Shah Mathias.

On September 3, 2010, the Jewel's Real Estate Limited Partnership (a partnership controlled by the Company's CEO) assigned a mortgage in the amount of $3,723,353 to the Company for certain undeveloped real property located in Pennsylvania in exchange for 120,000 shares of the Company's common stock and $700.  The mortgage bears interest at 10.5% and comes due in January 2013.  If parcels of the tract are sold  prior to that date installments payments will become due according to a schedule.  Interest income accrued for the year ended July 31, 2011 was $343,824.

The Company recorded additional paid in capital of $5,399,993 which consists of $3,722,641 from the common shares issued to Jewel's Real Estate Limited Partnership in exchange for the assignment of the mortgage and $1,510,419 for the common shares issued to Penndel to pay off the mortgage plus accrued interest.

Penndel Land Development Co. (a company controlled by the Company's CEO) held the mortgage to 50 acres of property in Cumberland County, Pennsylvania and assigned it to the Company in 2010.  The Company took the deed to that property when the borrower defaulted on the mortgage.  The owner of the property had used that property as security for another loan on which it defaulted and that lender foreclosed on the property and took title to the property through a Sheriffs Deed.  As a result of the foreclosure and issuance of Sheriff's Deed, the Company does not claim value for the land on its balance sheet for the year ended July 31, 2011.  The Company believes that notice and redemption was improper and that the foreclosure and issuance of Sheriff's Deed erroneous.

Page -36-

On April 14, 2010 the Company entered into a joint venture with Penndel Land Company, a related company primarily owned by the Shah Mathias, the Company’s Chief Executive Officer, whereby Penndel will be the Company's exclusive land developer, provider of financial services in connection with raising capital for the land development and provider of all requisite technology for the land development. As part of this joint venture, Penndel will receive a percentage of each class of shares in the Company in exchange for $10,000,000 worth of consulting services.

On October 30, 2010, the Company entered into an agreement with High Speed Rail Facilities, Inc. (a nonprofit entity established by the Company's CEO). Under the terms of the agreement, AMI will act as an agent and representative of High Speed Rail Facilities, Inc. to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of high speed rail and related activities. High Speed Rail Facilities, Inc. will be responsible for accepting, holding, administering, investing and disbursing funds obtained in connection with activities discussed above. The consulting fee will be 1.5% of the master bond indenture of $15 billion dollars.

In November 2011, the Company entered into agreement with High Speed Rail Facilities, Inc. and High Speed Rail Facilities Provider, Inc. (nonprofit corporations established by the Company CEO) to provide construction services and advisory services.

In July 2011, the Company signed a letter of intent with HSR Technologies, Inc. that HSR Technologies will provide to the Company exclusive use of rail technologies and use of its know-how for manufacturing of train sets meeting the new Federal Rail Administration and American Public Transportation Association safety specifications. The Company will pay HSR Technologies, Inc. a nonrefundable deposit of 250,000 common shares and 200,000 of preferred shares of the Company and the sum of $25,000,000 60 days after the Company becomes a listed company.

On December 1, 2010, Penndel Land Company (a related party) assigned the contract rights related to a construction agreement entered into with Alabama Toll Facilities, Inc. No consideration was given in relation to the assignment of the contract rights. Under the terms of the agreement, the Company's subsidiary; GTI, will provide development and construction services. GTI will also act as an agent and representative to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of a toll road in the state of Alabama and related activities. The face amount of the contract is $6 billion at cost plus 30%, plus 2% over the adjustment for the increase in inflation, but not less than such amount that will result in a profit of $1.8 billion. In addition, GTI will receive a fee of 2% of the funds generated through financing it secures for the project.

The Company entered into an agreement with Penndel Land Company for assignment of the contract (a related company majority owned by Shah Mathias, CEO of the Company) for 200,000 shares of the Company's preferred stock and 250,000 shares of the Company's common stock to be transferred to Penndel at such time as the Company becomes a trading company.  The Company will also pay the initial sum of $40,000,000 to Penndel. Further consideration is to be paid as follows:

Payment to Penndel of two dollars and 13/100 ($2.13) per square foot of the right-of-way for construction of the roadway and for over pass air rights. Payment to Penndel of a sum equal to one dollar and 25/100 ($1.25) per square foot by one foot in height and sixty-nine cents ($0.69) per foot of height thereafter.

In the same agreement, the Company also secured additional construction contract for future phases adding an $8 billion dollar contract at cost plus 30 percent, plus 2 percent over the adjustment for the increase in inflation, but not less than such amount that will result in an additional profit of $2.4 billion. In addition GTI will receive a fee of 2 percent of the funds generated through financing it secures for the project.

In July 2011, the Company contracted with its related companies to sell to those companies the concession rights to build and operate development of those long-range planned Port Ostia, Port of De Claudius and KSJM airport projects. The Company signed a letter of intent that calls for Port of Ostia to pay to the Company$150,000,000 for concession rights, Port De Claudius to pay the Company $100,000,000, and KSJM airport to pay the Company $150,000,000.  None of these payments will be made until such time as the Company, and its related companies, are operating, have revenues and have instituted the business plan.

Page -37-

Related Companies

Shah Mathias, Chief Executive Officer of the Company, has organized and established three nonprofit corporations for the purpose of facilitating the development of the transportation systems. The nonprofit statutes provide a vehicle to issue bonds and to help secure infrastructure projects. The nonprofits have the discretion to turn over the infrastructure projects to a state or governing body having jurisdiction after the indebtedness has been paid. The nonprofits that Mr. Mathias has created are:

1)Alabama Toll Facilities, Inc. (ATFI)

2)Hi Speed Rail Facilities, Inc. (HSRF)

3)Hi Speed Rail Facilities Provider, Inc. (HSRFP)

Shah Mathias, CEO of the Company, has established a series of corporations with which to effect the transactions and development of the projects envisioned by the Company including the Port Trajan Facility, high speed rail projects and the Alabama Toll Road.  The Company has envisioned long-range ideas and plans to develop currently undeveloped areas through which the planned Alabama toll road will traverse. These plans include the development of an airport, sea shipping port and a high speed rail line.

Although these companies are not subsidiaries  of the Company, they are related companies as they are all under common control of Mr. Mathias.  Mr. Mathias has established these companies to basically serve as subcontractors for the operations of the planned transportation systems.

None of these companies has any operations or any revenues. Mr. Mathias (as president of each of these companies) has executed contracts between several of these companies and the Company. In each of these companies, Shah Mathias is the president and chief executive officer. No other officers or directors exist in any of these related companies. The Company owns 25% of each of the companies with the remaining ownership held directly or indirectly by Mr. Mathias.

1) HSR Freight line, Inc. Designed to handle all services for use of track time and trains for freight and freight forwarding services.

2) HSR Passenger Services, Inc. Designed to handle rail ticketing booking, reservations, and food services.

3) HSR Technologies, Inc. Designed to handle all building of suites and manufacturing of trains and rail tracks and provide fiber optics, telecommunications, and related technologies services.

4) HSR Logistics, Inc. Designed to handle all purchasing functions.

5) KSJM International Airport, Inc. Designed to eventually create an airport facility in inland Alabama

6) Port Of Ostia, Inc. Designed to handle all air cargo if and when an airport facility is created.

7) Port of De Claudius, Inc. Designed to handle sea container and port operations.

8) AMERI Cement, Inc. Designed to handle cement needs for building Alabama toll road.

9) Lord Chauffeurs LTD: Designed to operate all passenger ground transportation.

10) Atlantic Energy & Utility Products, Inc. Designed to provide utility and maintenance service to above entities.

11) Penn Insurance Services LLC. Designed to provide insurance service to above entities.

12) Cape Horn Abstracting, Co. Designed to land title examination services.

13) Eastern Development & Design, Inc.  Designed to provide all civil engineering and architectural service.

14) Slater & West, Inc.  Designed to handle contract administration services and work force H R matters.

15) Malibu Homes, Inc. Designed to establish residential home building services.

16) Platinum Media, Inc. Designed to provide all media related services.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 1,605,196 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at an offering price of $3.75 per share until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market prices, if a market should develop.

The selling shareholders may from time to time offer the Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received

Page -38-

by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

	Currently Owned			After Offering (1)
Name Officers/ Directors	Number Of Shares	Percent of Outstanding	Number of Shares Offered	Number of Shares Owned	Percent of Outstanding
Mathias Shah, Director, CEO (1)(4) (5)(7)	233,200,000	95%	1,000,000	232,200,000	94.5%
Becker James, Director, President (7)	1,100,000	*	55,000	1,045,000	*
Trout Steve, Director, Secretary; Treasurer (3)(4) (7)	1,125,000	*	56,250	1,068,750	*
Mirchandani Naresh G., Director (4) (7)	1,110,000	*	55,500	1,054,500	*
Mathias Shahjahan C., Director (3)(4) (7)	1,110,000	*	55,500	1,054,500	*
Williams Donald, Director (7)	1,100,000	*	55,000	1,045,000	*
Doyle Keith, Director	1,000,000	*	50,000	950,000	*
Clews Carter L., Director (4)(7)	1,030,000	*	51,500	978,500	*
Matthias Shuhal, Director (3)(4) (7)	1,110,000	*	55,500	1,054,500	*

Related Companies
HSR Technologies Inc. (2) (7)	397,500	*	19,875	377,625	*
Jewel's Real Estate 1086 Master LLLP (2)(4) (7)	332,240	*	16,612	315,628	*
Penndel Land Company (2) (7)	245,598	*	12,280	233,318	*

Others
Ahmad Anser	500	*	25	475	*
Aiello William	10,000	*	500	9,500	*
Ayers Joe	15,000	*	750	14,250	*
Bachman Tracey (7)	20,000	*	1,000	19,000	*
Becker Susan (4)	10,000	*	500	9,500	*
Belinda T. France Revocable Living Trust, UTA (7)	135,000	*	6,750	128,250	*
Berry Robert (4) (7)	11,000	*	550	10,450	*
Bhanu Sanjay (7)	1,000	*	50	950	*
Biser Shannon	15,000	*	750	14,250	*
Blakey Albert (4)	10,000	*	500	9,500	*
Blanc Jessica (7)	10,000	*	500	9,500	*
Block Wayne (4)	10,000	*	500	9,500	*
Bole Robert (4)	5,000	*	250	4,750	*
Bosserman Trisha (4)	5,000	*	250	4,750	*
Brannan Robert C (7)	115,000	*	5,750	109,250	*
Bunner Jonah	500	*	25	475	*
Campbell Steve (4)	15,000	*	750	14,250	*
Deitterick Scott (4)	10,000	*	500	9,500	*
Dietz III, Vernon L.	25,000	*	1,250	23,750	*
Dietz Mike (7)	10,000	*	500	9,500	*
Draper Peter (7)	250	*	13	237	*
Eichelberger Tammy (4)(7)	15,000	*	750	14,250	*
Eilenberger David (7)	5,000	*	250	4,750	*
Epps Daniel A. (7)	20,000	*	1,000	19,000	*
Epps Mary Katherine (7)	10,000	*	500	9,500	*
Flontek Amanda (7)	2,000	*	100	1,900	*
Forbes Arnold (7)	2,000	*	100	1,900	*
Global Reit Investment Ltd. (4) (7)	87,083	*	4,354	82,729	*
Hackett Joseph (7)	167	*	8	159	*
Harcourt Mary	20,000	*	1,000	19,000	*

Page -39-

Harrison Eemual	10,000	*	500	9,500	*
Harrison Unoosh	10,000	*	500	9,500	*
Hershey Bobby J (7)	2,000	*	100	1,900	*
Holmes Jr. Robert W. (7)	51,000	*	2,550	48,450	*
Holmes Julie Ellen	5,000	*	250	4,750	*
Howe Jane and Wayne (4)	10,000	*	500	9,500	*
Hunter Larry (4)	10,000	*	500	9,500	*
HW Jones Jr Trust FBO Grace Williams (4)	15,000	*	750	14,250	*
HW Jones Jr Trust FBO Katelynd Feeney (4)	15,000	*	750	14,250	*
Keener Joel (4)(7)	20,000	*	1,000	19,000	*
Kell Adam	10,000	*	500	9,500	*
Kingsborough Jimmy (7)	67,000	*	3,500	63,650	*
Klein Dale (4)	10,000	*	500	9,500	*
Lentz Andy	5,000	*	250	4,750	*
Lilly Jr., John S. (7)	2,500	*	125	2,375	*
Lulos George S.(4)	10,000	*	500	9,500	*
Majors Johnny (7)	2,000	*	100	1,900	*
Martin David B. (Damar Trucking) (7)	20,000	*	1,000	19,000	*
Mathias Debra Ann (7)	25,000	*	1,250	23,750	*
Mathias Joe (3)(4)(7)	35,000	*	1,750	33,250	*
Mathias Nasim (3) (4)	10,000	*	500	9,500	*
Mathias Sarah (3) (4)(5) (7)	87,083	*	4,354	82,729	*
Mathias Shahnawaz C (3)(4)(5)	10,000	*	500	9,500	*
Mathias Shamin & Gladys (3)(4)	25,000	*	1,250	23,750	*
Mathias Tony (3) (4)	5,000	*	250	4,750	*
Mattey Alexis (7)	5,000	*	250	4,750	*
Matthias Khurram (3)(4)(7)	35,000	*	1,750	33,250	*
Matthias Mehwish (3)(4)(7)	20,000	*	1,000	19,000	*
Matthias Nazish (3) (4)	35,000	*	1,750	33,250	*
Matthias Uroosh (3)(4)(7)	35,000	*	1,750	33,250	*
MB Americus LLC(6)	250,000	*	12,500	237,500	*
Metcalf Claire	15,000	*	750	14,250	*
Metcalf Sarah	15,000	*	750	14,250	*
Mirchandani Joshua R. (7)	40,000	*	2,000	38,000	*
Mirchandani Nanak A.& Mirchandani Naresh (7)	40,000	*	2,000	38,000	*
Morgenthal Roger (4)(7)	125,000	*	6,250	118,750	*
Moser April (7)	2,500	*	125	2,375	*
Nahiganian Keith	15,000	*	750	14,250	*
Nahiganian Ken	15,000	*	750	14,250	*
Nispel Michael T. (7)	500	*	25	475	*
NP&G Innovation, Inc. (7)	10,000	*	500	9,500	*
Otto Estate (4)	7,000	*	350	6,650	*
Otto Ivo (4)	5,000	*	250	4,750	*
Patel Niraliben Sanjaykumar (7)	5,00	*	250	4,750	*
Patel Rajesh A. (7)	15,500	*	775	14,725	*
Peppler Susan (4)	10,000	*	500	9,500	*
Rao Ramesh A.(4) (7	20,000	*	1,000	19,000	*
Raphael Michael M. (7)	30,000	*	1,500	28,500	*
RELCO	37,500	*	1,875	35,625	*
Rida Durasham	10,000	*	500	9,500	*
Rivera Roberto (7)	2,000	*	100	1,900	*

Page -40-

Saleem Romail	10,000	*	500	9,500	*
Saleem Shehnaz	15,000	*	750	14,250	*
Saleen Shabnam	15,000	*	750	14,250	*
Sanchez-Wilford Sara (7)	20,000	*	1,000	19,000	*
Schaeffer Jeffrey C. (7)	30,000	*	1,500	28,500	*
Schulz Steven E. (7)	1,000	*	50	950	*
Schwartz Jan (4)	10,000	*	500	9,500	*
Sears Mark (4)	10,000	*	500	9,500	*
Seney James E. (7)	27,000	*	1,350	25,650	*
Shah Viral C. (7)	3,000	*	150	2,850	*
Sheare Randy	15,000	*	750	14,250	*
Silbaugh Equities #2 (7)	60,000	*	3,000	15,200	*
Slater & West (4)	10,000	*	500	9,500	*
Smith Craig (4)(7)	15,000	*	750	14,250	*
Stahlman Jerry T. (7)	16,000	*	800	15,200	*
Stover Ron (7)	10,000	*	500	9,500	*
Studley Lisa (7)	10,000	*	500	9,500	*
Susquehanna Mortgage Bankers Corp.(4)	10,000	*	500	9,500	*
Sweitzer Susan J. (7)	1,000	*	50	950	*
Temples Lesley (4)	10,000	*	500	9,500	*
The Sundstorm Children Trust (7)	10,000	*	500	9,500	*
Tiber Creek Corporation (6)	250,500	*	0	250,500	*
William E. Sundstrom Revocable Living Trust (7)	110,000	*	5,500	104,500	*
Cheryl A Sundstorm Revocable Living Trust (7)	10,000	*	500	9,500	*
Thompson John (4)	10,000	*	500	9,500	*
Thornton Jr Franklin (7)	1,000	*	50	950	*
Tutt Walter V (7)	5,000	*	250	4,750	*
US Railcar Company LLC (7)	30,000	*	1,500	28,500	*
Verdin Ruben (7)	5,000	*	250	4,750	*
Whitford Steve (7)	17,000	*	850	16,150	*
Williams Brenna (4)	2,000	*	100	1,900	*
Williams Chandler (4)	2,000	*	100	1,900	*
Williams III John E. (7)	25,000	*	1,250	23,750	*
Williams Jenna (4)	10,000	*	500	9,500	*
Williams Laura (4)	15,000	*	750	14,250	*
Wilt Jason T (4)	10,000	*	500	9,500	*
Wolf Shane	15,000	*	750	14,250	*
Zawada Chirstopher (7)	2,500	*	125	2,375	*

TOTALS	245,554,421		1,605,196	243,949,225

(1)

Shah Mathias owns and controls a number of related companies which are discussed above in the paragraph entitled "Related Companies" under the section "Certain Relationships".

(2)

A related company under common control with Shah Mathias, chief executive officer of the Company, or one of the companies  under his control.

(3)

The noted selling shareholder has a family relationship with Shah Mathias, the chief executive officer and majority shareholder of the Company.

(4)

The noted selling shareholders hold share interests in Penndel Land Company, a private company, majority owned by Shah Mathias, from which the Company acquired the contract rights to a construction agreement with the Alabama Toll Facilities, Inc. and pursuant to which the Company will pay certain fees to it.

(5)

The noted selling shareholder holds an interest in Jewel Real Estate 1086 Master LLP.

(6)

The noted shareholder held shares in Yellowwood Acquisition Corporation prior to the merger with Ameri Metro, Inc.

(7)

The noted shareholders held shares in Ameri Metro 2010 and exchanged such shares for shares of Yellowwood as part of the merger on June 12, 2012.

Selling Shareholder Shares

The Company issued 12,667,421 shares to the shareholders of Ameri Metro 2010 as part of merger with Yellowwood as indicated in the above table as footnote (7).  The initial shareholders of Ameri Metro 2010 obtained such

Page -41-

shares in transactions prior to the merger and Ameri Metro 2010 was not a shell corporation as that term is defined in the Rule 12(b) of the Rules and Regulations of the Securities and Exchange Commission.  The shares in the merger were issued pursuant to  Section 4(2) of the Securities Act of 1933, as amended.  The initial shareholders of Yellowwood, including MB Americus (a selling shareholder), Tiber Creek Corporation (not a selling shareholder) and Shah Mathias,  were issued shares in Yellowwood prior to the merger when that company could be considered a shell company as defined.  As part of the merger, Yellowwood (now Ameri Metro, Inc.) was no longer a shell company as that term is defined.  On June 21, 2012, subsequent to the merger with Yellowwood (June 12, 2012), the Company issued the following shares pursuant to Section 4(2) of the Securities Act of 1933:

230,065,000 shares to its directors, of which Shah Mathias received 212,100,000 shares

       400,000 shares to four individuals for legal services

       315,000 shares to 21 individuals for consulting services

       481,000 shares to 48 shareholders of Penndel Land Company for a contract extension for the construction agreement

On November 10, 2012, the Company issued 126,000 shares of its common stock to certain individuals for services to the Company pursuant to Section 4(2) of the Securities Act of 1933.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 245,554,421 shares of common stock outstanding of which 231,675,000 shares are owned by officers and directors of the Company, primarily Mr. Mathias.  The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act.  In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

LEGAL MATTERS

Cassidy & Associates, Newport Beach, California,, has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company.  A member of the law firm of Cassidy & Associates is the sole officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the shares of common stock of the Company owned by Tiber Creek Corporation which comprise less than 1% of the outstanding shares of the Company.

EXPERTS

Silberstein Ungar, PLLC (“Silberstein”), an independent registered public accounting firm, has audited Ameri Metro’s (a development stage company) consolidated balance sheets as of July 31, 2012 and the related statements of operations, changes in stockholders' deficiency, and cash flows for the period then ended.  The Company has included its financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Silberstein, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation include an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.  Section 145 of the Delaware General Corporation Law ("DCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out

Page -42-

of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Certificate of Incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

Page -43-

FINANCIAL STATEMENTS

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of July 31, 2012 and July 31, 2011	F-2

Consolidated Balance Sheets as of April 30, 2013 (unaudited) and July 31, 2012	F-16

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

JULY 31, 2012

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of July 31, 2012 and July 31, 2011	F-2
Consolidated Statements of Operations for the years ended July 31, 2012 and 2011, and for the periods from April 13, 2010 (date of inception) to July 31, 2012	F-3
Consolidated Statement of Stockholders’ Equity (Deficit) as of July 31, 2012	F-4
Consolidated Statements of Cash Flows for the years ended July 31, 2012 and 2011 and for the period from April 13, 2010 (date of inception) toJuly 31, 2012	F-5
Notes to the Consolidated Financial Statements	F-6 - F-15

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Ameri Metro, Inc.

Red Lion, PA  17356

We have audited the accompanying consolidated balance sheets of Ameri Metro, Inc. as of July 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the period from April 13, 2010 (date of inception) to July 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ameri Metro, Inc., as of July 31, 2012 and 2011 and the results of its operations and cash flows for the years ended July 31, 2012 and 2011, and the period from April 13, 2010 (date of inception) to July 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Ameri Metro, Inc. will continue as a going concern.  As discussed in Note 12 to the consolidated financial statements, the Company has incurred losses from operations, has limited working capital, and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 12. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

April 23, 2013

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

AS OF JULY 31, 2012 AND 2011

	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$ 1,848	$ 1,907
Prepaid services	26,968	-
Total current assets	28,816	1,907

Office equipment, net of depreciation	828	-

Other assets
Accounts receivable - other	4,490	3,143
Mortgage receivable	-	3,723,353
Accrued interest receivable	-	343,824
Deposits	15,000	15,000
Total other assets	19,490	4,085,320

Total Assets	$ 49,134	$ 4,087,227

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current liabilities
Accrued expenses	$ 62,106	$ 58,457
Loan payable – related party	59,989	100,000
Total Liabilities	122,095	158,457

Stockholders’ Equity (Deficit)
Common stock, par value $.0001, 1,000,000,000 shares authorized, 234,151,181 shares issued and outstanding as of July 31, 2012 (10,681,431– 2011)	23,415	1,068
Preferred stock, par value $.0001, 20,000,000 shares authorized, 450,000 shares issued and outstanding as of July 31, 2012 and July 31, 2011	45	45
Additional paid in capital	5,529,289	5,276,794
Stock subscriptions receivable	(47,000)	-
Deficit accumulated during the development stage	(5,578,710)	(1,349,137)
Total Stockholders’ Equity (Deficit)	(72,961)	3,928,770

Total Liabilities and Stockholders’ Equity (Deficit)	$ 49,134	$ 4,087,227

The accompanying notes are an integral part of these financial statements.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JULY 31, 2012 AND 2011

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO JULY 31, 2012

	Year Ended July 31, 2012	Year Ended July 31, 2011	Period from April 13, 2010 (Inception) to July 31, 2012
REVENUES	$ -	$ 4,574	$ 4,574

OPERATING EXPENSES
Professional fees	85,074	106,388	256,712
Directors fees	9,300	-	9,300
Real estate taxes	-	-	10,945
Depreciation	207	-	207
General & administrative	67,815	14,495	83,289
TOTAL OPERATING EXPENSES	162,396	120,883	360,453

LOSS FROM OPERATIONS	(162,396)	(116,309)	(355,879)

OTHER INCOME (EXPENSE)
Interest income	-	343,824	343,824
Impairment of mortgage receivable and accrued interest receivable	(4,067,177)	-	(4,067,177)
Loss on foreclosure	-	(1,483,132)	(1,483,132)
Interest expense	-	(2,600)	(16,346)
TOTAL OTHER INCOME (EXPENSE)	(4,067,177)	(1,141,908)	(5,222,831)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(4,229,573)	(1,258,217)	(5,578,710)

PROVISION FOR INCOME TAXES	-	-	-

NET INCOME(LOSS)	$ (4,229,573)	$ (1,258,217)	$ (5,578,710)

LOSS PER SHARE: BASIC AND DILUTED	$ (0.23)	$ (0.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: BASIC AND DILUTED	18,115,553	10,179,232

The accompanying notes are an integral part of these financial statements.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

AS OF JULY 31, 2012

	Common Stock		Preferred Stock		Additional Paid in	Stock Subscriptions	Deficit Accumulated During the Development	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	(Deficit)

Inception, April 13, 2010	0	$ 0	0	$ 0	$ 0	$ 0	$ 0	$ 0

Shares issued to founder for cash at par value	10,000,000	1,000	-	-	-	-	-	1,000

Net loss for the period ended July 31, 2010							(90,920)	(90,920)

Balance, July 31, 2010	10,000,000	1,000	0	0	0	0	(90,920)	(89,920)

Shares issued for services	67,083	7	-	-	-		-	7

Shares issued to related party for contract rights	200,000	20	250,000	25	-	-	-	45

Shares issued to related party under Letter of Interest	250,000	25	200,000	20	-	-	-	45

Shares issued to pay off mortgage and accrued interest	44,348	4	-	-	1,510,419	-	-	1,510,423

Shares issued to acquire mortgage receivable	120,000	12	-	-	3,722,641	-	-	3,722,653

Shareholder capital contribution	-	-	-	-	43,734	-	-	43,734

Net loss for the year ended July 31, 2011							(1,258,217)	(1,258,217)

Balance, July 31, 2011	10,681,431	1,068	450,000	45	5,276,794	0	(1,349,137)	3,928,770

Shares for cash and subscriptions	500,000	50	-	-	98,600	(47,000)	-	51,650

Merger and reorganization	1,500,000	150	-	-	(150)	-	-	-

Shares issued for present and future services	210,812,500	21,081	-	-	53,599	-	-	74,680

Shares issued to related party for contract rights	10,656,000	1,066	-	-	446	-	-	1,512

Shares issued in payment of debt	1,250	-	-	-	100,000	-	-	100,000

Net loss for the year ended July 31, 2012							(4,229,573)	(4,229,573)

Balance, July 31, 2012	234,151,181	$ 23,415	450,000	$ 45	$5,529,289	$ (47,000)	$ (5,578,710)	$ (72,961)

The accompanying notes are an integral part of these financial statements.

 AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31, 2012 AND 2011

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO JULY 31, 2012

	Year Ended July 31, 2012	Year Ended July 31, 2011	Period from April 13, 2010 (Inception) to July 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) for the period	$ (4,229,573)	$ (1,258,217)	$ (5,578,710)
Issuance of stock for services	74,680	97	74,777
Issuance of stock for contract rights	1,512	-	1,512
Mortgage impairment	4,067,177	-	4,067,177
Loss on foreclosure	-	1,483,132	1,483,132
Depreciation expense	207	-	207
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Increase) in account receivable - other	(1,347)	(3,143)	(4,490)
(Increase) decrease in accrued interest receivable	-	-	(343,824)
(Increase) in prepaid expenses	(26,968)	-	(26,968)
Increase in accrued interest payable – related party	-	-	13,746
Increase in accrued expenses	3,649	55,807	75,651
Cash flows provided (used) in operating activities	(110,663)	(66,148)	(237,790)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash paid to acquire fixed assets	(1,035)	-	(1,035)
Cash flows used in financing activities	(1,035)	-	(1,035)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash paid to acquire mortgage receivable	-	(700)	(700)
Issuance of common stock for cash	51,650	-	52,650
Related party loan - net	59,989	40,000	159,989
Shareholder capital contribution	-	43,734	43,734
Increase in deposits	-	(15,000)	(15,000)
Cash flows from (used in) financing activities	111,639	68,034	240,673

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(59)	1,886	1,848

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,907	21	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 1,848	$ 1,907	$ 1,848

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Land acquired through assumption of mortgage payable plus related accrued interest	$ -	$ -	$ 1,494,077
Issuance of stock to pay off mortgage and accrued interest	$ -	$ 1,510,423	$ 1,510,423
Issuance of stock to acquire mortgage receivable	$ -	$ 3,722,653	$ 3,722,653
Issuance of stock to fund future employment agreements	$ 23,168	$ -	$ 23,168
Issuance of stock for subscription receivable	$ 47,000	$ -	$ 47,000
Issuance of stock to pay related party debt	$ 100,150	$ -	$ 100,150

The accompanying notes are an integral part of these financial statements.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 1 – NATURE OF OPERATIONS

Ameri Metro, Inc. (“Ameri Metro” and the “Company”) was formed to engage primarily in high-speed rail for passenger and freight transportation and related transportation projects.  The Company initially intends to develop a Midwest high-speed rail system for passengers and freight.  Currently the Company is engaged in raising capital and entering into relationships in furtherance of its planned activities.

On June 12, 2012, a  simultaneous  execution  and closing was held under an Agreement and Plan of Merger (the Plan"), by and among Yellowwood Acquisition Corporation, James M Cassidy  ( then  president, secretary, and director)  ("Cassidy"), James McKillop (then vice president and director) and Ameri Metro, Inc., a corporation  organized under the laws of the State of Delaware ("Ameri Metro").

Under the Plan, Yellowwood redeemed 19,500,000 shares of the 20,000,000 outstanding shares of its common stock for $1,950.  Simultaneously, Yellowwood issued 1,000,000 shares of common stock at par value for an aggregate of $100 representing 67% of the total outstanding stock.  The Yellowwood  stock was distributed to the then common stock holders of Ameri Metro in exchange for their holdings in that Company on a pro rata basis. Also, on June 12, 2012, Ameri Metro, Inc. merged with Yellowwood Acquisition Corporation. As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to Ameri Metro, Inc.  Mr Cassidy and Mr McKillop also resigned as officers and directors of the Company and Shah Mathias was elected as sole director, president secretary, and treasurer.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements present the financial position, results of operations and cash flows for Ameri Metro, Inc. and its wholly-owned subsidiary, Global Transportation & Infrastructure, Inc.  Intercompany transactions and balances have been eliminated in consolidation.

The financial position, results of operations and cash flows as of, and for the period ended, July 31, 2012 include only the results of operations for AMI as GTI was not formed until December 1, 2010, and was inactive for the period from December 1, 2010 to July 31, 2012.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a July 31 fiscal year end.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, prepaid services, accrued expenses, and a loan payable to a related party. The carrying amounts of these financial instruments approximate fair value due either to length of maturity or interest rates that approximate prevailing rates unless otherwise disclosed in these financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

The capital assets are being depreciated over their estimated useful lives using the straight-line method of depreciation for book purposes.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Reclassifications

Certain amounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current period statements.

Revenue Recognition

The Company has yet to realize significant revenues from operations and is still in the development stage.  The Company recognizes revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is collection is reasonably assured.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of July 31, 2012, there have been no interest or penalties incurred on income taxes.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of July 31, 2012.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees.  In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of July 31, 2012 and July 31, 2011:

	2012	2011
Office equipment	$ 1,035	$ 0
Less: accumulated depreciation	(207)	0
Property and equipment, net	$ 828	$ 0

NOTE 4 – LAND

On June 24, 2010, the Company acquired approximately 50 acres of vacant land located in Cumberland County, Pennsylvania from a related party.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet.

NOTE 5 – IMPAIRMENT OF MORTGAGE RECEIVABLE AND ACCRUED INTEREST RECEIVABLE

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.  The mortgage receivable had an outstanding principal balance due at the date of acquisition of $3,723,353.  The Mortgage is secured by real property located in the state of Pennsylvania, bears interest at 10.5%. Full payment is due in January 2013; instalment payments are due per a schedule if and when parcels are sold prior to January 2013. The Note was extended to June 30, 2013; payment was not received by June 30, 2013 and the note is now in default.

On July 31, 2012 the above mentioned mortgage note receivable was deemed uncollectible by the Company and an impairment of the entire mortgage receivable was recorded to reflect the worthlessness of the asset.  The impairment was $3,723,353.  In addition, the interest receivable associated with the mortgage receivable was also deemed uncollectible and the entire receivable was written off in the amount of $343,824.

NOTE 6 – LOAN PAYABLE – RELATED PARTY

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.  $100,000 of the loan balance was paid off through the issuance of 1,250 shares of common stock in the Company on July 31, 2012.  The remaining balance of the loan is $59,989 at July 31, 2012.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 7 – RELATED PARTY TRANSACTIONS

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.  $100,000 of the loan balance was paid off through the issuance of 1,250 shares of common stock in the Company on July 31, 2012 leaving an unpaid balance of $59,989.

On June 24, 2010, Penndel Land Company (a related party through common ownership) transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company.  Penndel took the deed in lieu of foreclosing on the original mortgagee.  The mortgage carries an interest rate of 12%.  The mortgage required payment in full on December 15, 2010.  The transaction was accounted for as an asset acquisition.

The land acquisition was recorded as follows:

Description	Amount
Land	$ 1,494,077
Mortgage payable	(1,130,000)
Accrued interest payable	(364,077)
Total	$ 0

The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property in 2011 without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet, and a foreclosure loss of $1,483,132 was reported.

As discussed in Note 5, on September 3, 2010 AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

As discussed in Note 12, on December 1, 2010 a related party assigned contract rights related to a construction agreement with Alabama Toll Facilities, Inc. to the Company.  In connection with this assignment, the Company issued 200,000 shares of common stock and 250,000 shares of preferred stock to the related party as consideration for exclusive contract rights.

As discussed in Note 12, on July 15, 2011 the Company entered into a letter of interest with a related party in exchange for 250,000 shares of common stock and 200,000 shares of preferred stock of the Company.

On April 16, 2012 the Company entered into an agreement to purchase intellectual property from a related party in exchange for $8,000,000 per country license. The Company issued 100,000 shares of common stock to secure contract rights.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 8 – MORTGAGE PAYABLE – RELATED PARTY

On June 24, 2010, Penndel Land Company (a related party through common ownership)   transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company.  Penndel took the deed in lieu of foreclosing on the original mortgagee.  The mortgage carries an interest rate of 12%.  The mortgage required payment in full on December 15, 2010. The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

NOTE 9 – CAPITAL STOCK

AMI was incorporated on April 13, 2010 in Delaware with authorized capital of 1,500 shares of common stock with no stated par value.  On April 30, 2010 the Company amended its Certificate of Incorporation to authorize 100,000,000 shares of common stock with a par value of .0001 per share and 20,000,000 of preferred stock with a par value of .0001 per share. On June 8, 2012, the Company amended its Certificate of Incorporation to change its authorized common shares to 1,000,000,000 shares.

On June 2, 2010, 10,000,000 shares were issued to the founder at par value for cash of $1,000.

During the fiscal year ended July 31, 2011, the Company issued 67,083 shares of common stock for administrative services rendered to facilitate the formation of the Company.

On August 7, 2010, the Company issued 44,348 common shares to Penndel Land Company, a related party, as full payment on the $1,130,000 mortgage note payable and the $380,423 accrued interest payable.

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

On July 22, 2011, AMI issued 200,000 shares of common stock and 250,000 shares of preferred stock to a related party as consideration for exclusive contract rights.

On July 22, 2011, the Company issued 250,000 shares of common stock and 200,000 shares of preferred stock under a letter of interest with a related party.

During the year ended July 31, 2011 a shareholder contributed $43,734 in cash as contributed capital.

On June 12, 2012, the Company was reorganized under a simultaneous execution and closing held under an Agreement and Plan of Merger by and among Yellowwood Acquisition Corporation, and Ameri Metro, Inc.

Under the Plan, Yellowwood redeemed 19,500,000 shares of the 20,000,000 outstanding shares of its common stock for $1,950.  Simultaneously, Yellowwood issued 1,000,000 shares of common stock at par value for an aggregate of $100 representing 67% of the total outstanding stock.  The Yellowwood  stock was distributed to the then common stock holders of Ameri Metro in exchange for their holdings in that Company on a pro rata basis. Also, on June 12, 2012, Ameri Metro, Inc. merged with Yellowwood Acquisition Corporation. As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to Ameri Metro, Inc.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 9 – CAPITAL STOCK (CONTINUED)

During the year ended July 31, 2012 the Company issued 500,000 shares of common stock for cash proceeds of $51,650, plus a stock subscription receivable of $47,000.

During the year ended July 31, 2012 the Company issued 210,812,500 shares of common stock as payment for current and future services from employees, board members, consultants, and professional advisors.  The shares were valued at $74,680 by the board of directors.

During the year ended July 31, 2012 the Company issued 1,250 shares of common stock valued at $100,000 as payment for debts of the Company.  The value of the shares was determined by agreement between the Company and the creditor.

During the year ended July 31, 2012 the Company issued 10,656,000 shares of common stock valued at $1,512 in payment for various contract rights. Including 100,000 shares of common stock issued to a related party as earnest money in order to secure an exclusive licensing agreement involving two US patents.  The full price of the licensing agreement is $8,000,000 per country licensed.

NOTE 10 – INCOME TAXES

For the periods ended July 31, 2012, the Company has net losses in addition to prior years’ net taxable losses, the result is a net taxable loss carry-forward, and therefore the Company has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $5,578,700 at July 31, 2012, and will expire beginning in the year 2030.

The provision for Federal income tax consists of the following for the years ended July 31, 2012 and 2011:

	2012	2011
Federal income tax benefit attributable to:
Current operations	$ 1,438,000	$ 428,000
Less: valuation allowance	(1,438,000)	(428,000)
Net provision for Federal income taxes	$ 0	$ 0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	July 31, 2012	July 31, 2011
Deferred tax asset attributable to:
Net operating loss carryover	$ 1,897,000	$ 459,000
Valuation allowance	(1,897,000)	(459,000)
Net deferred tax asset	$ 0	$ 0

Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Long-Range Ideas and Related Companies

The CEO of the Company, Shah Mathias, has organized and established three nonprofit corporations for the purpose of facilitating the development of the transportation systems. The nonprofit statutes provide a vehicle to issue bonds and to help secure infrastructure projects. The nonprofits have the discretion to turn over the infrastructure projects to a state or governing body having jurisdiction after the indebtedness has been paid. The nonprofits that Mr. Mathias has created are:

1)Alabama Toll Facilities, Inc. (ATFI)

2)Hi Speed Rail Facilities, Inc. (HSRF)

3)Hi Speed Rail Facilities Provider, Inc. (HSRFP)

In addition to the nonprofit companies discussed earlier, Shah Mathias, the CEO of the Company, has developed long-range ideas and plans to develop currently undeveloped areas through which a planned Alabama toll road will traverse. These plans include the development of an airport, sea shipping port and a high speed rail line. Mr. Mathias has established a series of corporations which, although not subsidiaries of the Company, are related companies as they are all under common control of Mr. Mathias. Mr. Mathias has established these companies to basically serve as subcontractors for the operations of the planned transportation systems.

None of these companies has any operations or any revenues. Mr. Mathias (as president of each of these companies) has executed contracts between several of these companies and the Company. In each of these companies, Shah Mathias is the president and chief executive officer. No other officers or directors exist in any of these related companies. The Company owns 25% of each of the companies with the remaining ownership held directly or indirectly by Mr. Mathias.

1) HSR Freight line, Inc. Designed to handle all services for use of track time and trains for freight and freight forwarding services.

 2) HSR Passenger Services, Inc. Designed to handle rail ticketing booking, reservations, and food services.

 3) HSR Technologies, Inc. Designed to handle all building of suites and manufacturing of trains and rail tracks and provide fiber optics, telecommunications, and related technologies services.

 4) HSR Logistics, Inc. Designed to handle all purchasing functions.

 5) KSJM International Airport, Inc. Designed to eventually create an airport facility in inland Alabama

 6) Port Of Ostia, Inc. Designed to handle all air cargo if and when an airport facility is created.

 7) Port of De Claudius, Inc. Designed to handle sea container and port operations.

 8) AMERI Cement, Inc. Designed to handle cement needs for building Alabama toll road.

 9) Lord Chauffeurs LTD: Designed to operate all passenger ground transportation.

 10) Atlantic Energy & Utility Products, Inc. Designed to provide utility and maintenance service to above entities.

 11) Penn Insurance Services LLC. Designed to provide insurance service to above entities.

 12) Cape Horn Abstracting, Co. Designed to land title examination services.

 13) Eastern Development & Design, Inc.  Designed to provide all civil engineering and architectural service.

 14) Slater & West, Inc. Designed to handle contract administration services and work force H R matters.

 15) Malibu Homes, Inc. Designed to establish residential home building services.

 16) Platinum Media, Inc. Designed to provide all media related services

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 11 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

AMI entered into a contract on June 10, 2010 for the acquisition of the patents, rights, titles, and business of Damar Corporation LLC, the inventor/developer/manufacturer of Damar TruckDeck.  The Damar TruckDeck is a flexible truck deck storage and organization system with an integrated frame allowing the cargo deck to be used as a hauling surface.

AMI shall receive all rights and title to the patents, the TruckDeck system, and all related assets for a purchase price of $750,000 payable as $500,000 cash and the remaining $250,000 payable in the form of 7,500 shares of AMI’s common stock.  The cash portion is payable within 90 days of the successful completion of the registration as a publicly traded company pursuant to the Securities Act of 1933.

In addition, royalty payments equal to $2.50 for each unit sold from the items arising from the patent, including the Damar TruckDeck, for a period of five years.  After five years, the parties will renegotiate the terms of the agreement.  If no agreement can be reached, then the parties agree to extend the royalty payments for one additional year after which time all royalty payments will terminate.  AMI has agreed to issue to its securities attorney 500,000 common shares at par value for services rendered after its initial registration statement has gone effective.

In February 2011, the Company issued an offer letter to purchase a rebar plant for cash of $4,750,000 and an option to purchase management services to support the operations of the plant.

On March 1, 2011, the Company entered into a three month agreement with Transportation Economics & Management Systems, Inc. (TEMS) regarding consulting services in relation to the development of high-speed rail and other transportation projects by the Company.  The agreement was initially extended until March 1, 2012 and subsequently extended until September 2013.  Compensation for services under the agreement may not exceed $135,408 unless otherwise authorized by a supplemental agreement.  Currently, the project is anticipated to cost $460,000 and will take six months to complete including presentation to potential investors.

In July 2011, the Company entered into a month-to-month lease.  Rental expense for the twelve months ended July 31, 2012 and 2011 was $6,622 and $500, respectively.

NOTE 12 – LIQUIDITY AND GOING CONCERN

The Company has negative working capital, has incurred losses since inception, and has not yet received significant revenues from sales of products or services. The ability of Ameri Metro to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.

Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and on-going operations; however, there can be no assurance the Company will be successful in these efforts. These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2012

NOTE 13 – SUBSEQUENT EVENTS

The Company executed a lease for office space dated August 31, 2012 for a three year term beginning January 1, 2013. Monthly payments due under the lease are approximately $2,635 for the first year.

On January 9, 2013, the Company signed a letter of intent with a related party to purchase land for a potential future project.

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to July 31, 2012 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than those described above.

Consolidated Balance Sheets as of April 30, 2013 (unaudited) and July 31, 2012	F-16

Consolidated Statements of Operations (unaudited) - For the Three and Nine Months ended April 30, 2013 and 2012, and for the period from April 13, 2010 (date of inception) to April 30, 2013	F-17

Consolidated Statements of Cash Flows (unaudited) - For the Three and Nine Months ended April 30, 2013 and 2012 and for the period from April 13, 2010 (date of inception) to April 30, 2013	F-19

Notes to Consolidated Financial Statements	F-20- F-28

AMERI METRO, INC.

BALANCE SHEETS

Unaudited

		April 30, 2013		July 31, 2012
Assets				
Current assets:				
Cash and cash equivalents	$	336	$	1,848
Prepaid employment fees		26,968		26,968
Total current assets		27,304		28,816
Office equipment, net of depreciation		673		828
Other assets				
Accounts receivable - other		4,490		4,490
Related party receivable		640		-
Deposits		15,000		15,000
Total other assets		20,130		19,490
Total assets	$	48,107	$	49,134
Liabilities and Stockholders' (Deficit)				
Current liabilities:				
Accrued expenses	$	36,606	$	62,106
Loan payable – related party		103,693		59,989
Total current liabilities		140,299		122,095
Total liabilities		140,299		122,095
Stockholders' (deficit):				
Common stock, par value $.0001, 1,000,000,000 shares authorized, 234,151,181 shares issued and outstanding as of April 30, 2013 and July 31, 2012		23,415		23,415
Preferred stock, par value $.0001, 20,000,000 shares authorized, 450,000 shares issued and outstanding as of April 30, 2013 and July 31, 2012		45		45
Additional paid-in-capital		5,529,289		5,529,289
Stock subscription receivable		(47,000)		(47,000)
Deficit accumulated during the development stage		(5,597,941)		(5,578,710)
Total stockholders' (deficit)		(92,192)		(72,961)
Total liabilities and stockholders' (deficit)	$	48,107	$	49,134

See accompanying notes to financial statements

AMERI METRO, INC.

STATEMENTS OF OPERATIONS

Unaudited

	Three Months Ended April 30, 2013	(Restated) Three Months Ended April 30, 2012	Nine Months Ended April 30, 2013	(Restated) Nine Months Ended April 30, 2012	Period from April 13, 2010 (Inception) to April 30, 2013
Revenue	$ -	$ -	$ 32	$ -	$ 4,606
Operating Expenses:					
Professional fees	5,537	3,398	8,600	3,773	265,312
Directors fees	-	8,400	-	8,400	9,300
Real estate taxes	-	-	-	-	10,945
Depreciation	52	52	155	155	362
General and administrative	4,629	3,605	10,508	83,609	93,797
Total operating expenses	10,218	15,455	19,263	95,937	379,716
Loss from operations	(10,218)	(15,455)	(19,231)	(95,937)	(375,110)
Other income (expense):					
Interest income	-	96,489	-	292,684	343,824
Impairment of mortgage receivable and accrued interest receivable	-	-	-	-	(4,067,177)
Loss on foreclosure	-	-	-	-	(1,483,132)
Interest expense	-	-	-	-	(16,346)
Total other income (expense)	-	96,489	-	292,684	(5,222,831)
Income (loss) before provision for income taxes	(10,218)	81,034	(19,231)	196,747	(5,597,941)
Provision for income taxes	-	-	-	-	-
Net income (loss)	$ (10,218)	$ 81,034	$ (19,231)	$ 196,747	$ (5,597,941)
Basic and diluted income (loss) per share	$ (0.00)	$ 0.01	$ (0.00)	$ 0.02	
Weighted average common shares outstanding - basic and diluted	234,151,181	11,653,431	234,151,181	11,695,431	

See accompanying notes to financial statements

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 1 – NATURE OF OPERATIONS

Ameri Metro, Inc. (“Ameri Metro” and the “Company”) was formed to engage primarily in high-speed rail for passenger and freight transportation and related transportation projects.  The Company initially intends to develop a Midwest high-speed rail system for passengers and freight.  Currently the Company is engaged in raising capital and entering into relationships in furtherance of its planned activities.

On June 12, 2012, a  simultaneous  execution  and closing was held under an Agreement and Plan of Reorganization (the Plan"), by and among Yellowwood Acquisition Corporation, James M Cassidy  ( then  president, secretary, and director)  ("Cassidy"), James McKillop (then vice president and director) and Ameri Metro, Inc., a corporation  organized under the laws of the State of Delaware ("Ameri Metro").

Under the Plan, Yellowwood redeemed 19,500,000 shares of the 20,000,000 outstanding shares of its common stock for $1,950.  Simultaneously, Yellowwood issued 1,000,000 shares of common stock at par value for an aggregate of $100 representing 67% of the total outstanding stock.  The Yellowwood  stock was distributed to the then common stock holders of Ameri Metro in exchange for their holdings in that Company on a pro rata basis. Also, on June 12, 2012, Ameri Metro, Inc. merged with Yellowwood Acquisition Corporation. As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to Ameri Metro, Inc.  Mr Cassidy and Mr McKillop also resigned as officers and directors of the Company and Shah Mathias was elected as sole director, president secretary, and treasurer.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements present the financial position, results of operations and cash flows for Ameri Metro, Inc. and its wholly-owned subsidiary, Global Transportation & Infrastructure, Inc.  Intercompany transactions and balances have been eliminated in consolidation.

The financial position, results of operations and cash flows as of, and for the period ended, April 30, 2013 include only the results of operations for AMI as GTI was not formed until December 1, 2010, and was inactive for the period from December 1, 2010 to April 30, 2013.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a July 31 fiscal year end.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accrued expenses, and a loan payable to a related party. The carrying amounts of these financial instruments approximate fair value due either to length of maturity or interest rates that approximate prevailing rates unless otherwise disclosed in these financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

The capital assets are being depreciated over their estimated useful lives using the straight-line method of depreciation for book purposes.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Reclassifications

Certain amounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current period statements.

Revenue Recognition

The Company has yet to realize significant revenues from operations and is still in the development stage.  The Company recognizes revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is collection is reasonably assured.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of April 30, 2013, there have been no interest or penalties incurred on income taxes.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of April 30, 2013.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees.  In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 3 -  PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of April 30, 2013 and July 31, 2012:

NOTE 4 – LAND

On June 24, 2010, the Company acquired approximately 50 acres of vacant land located in Cumberland County, Pennsylvania from a related party.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet.

NOTE 5 – IMPAIRMENT OF MORTGAGE RECEIVABLE AND ACCRUED INTEREST RECEIVABLE

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.  The mortgage receivable had an outstanding principal balance due at the date of acquisition of $3,723,353.  The Mortgage is secured by real property located in the state of Pennsylvania, bears interest at 10.5%. Full payment is due in January 2013; instalment payments are due per a schedule if and when parcels are sold prior to January 2013.  The Note was extended to June 30, 2013; payment was not received by June 30, 2013 and the note is now in default.

On July 31, 2012 the above mentioned mortgage note receivable was deemed uncollectible by the Company and an impairment of the entire mortgage receivable was recorded to reflect the worthlessness of the asset.  The impairment was $3,723,353.  In addition, the interest receivable associated with the mortgage receivable was also deemed uncollectible and the entire receivable was written off in the amount of $343,824.

NOTE 6 – LOAN PAYABLE – RELATED PARTY

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.  The loan was partially paid off through the issuance of 1,250 shares of common stock in the Company on July 31, 2012.  The remaining balance of the loan is $103,693 at April 30, 2013.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 7 – RELATED PARTY TRANSACTIONS

On June 24, 2010, Penndel Land Company (a related party through common ownership) transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company.  Penndel took the deed in lieu of foreclosing on the original mortgagee.  The mortgage carries an interest rate of 12%.  The mortgage required payment in full on December 15, 2010.  The transaction was accounted for as an asset acquisition.

The land acquisition was recorded as follows:

The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property in 2011 without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet, and a foreclosure loss of $1,483,132 was reported.

As discussed in Note 5, on September 3, 2010 AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

As discussed in Note 12, on December 1, 2010 a related party assigned contract rights related to a construction agreement with Alabama Toll Facilities, Inc. to the Company.  In connection with this assignment, the Company issued 200,000 shares of common stock and 250,000 shares of preferred stock to the related party as consideration for exclusive contract rights.

As discussed in Note 12, on July 15, 2011 the Company entered into a letter of interest with a related party in exchange for 250,000 shares of common stock and 200,000 shares of preferred stock of the Company.

On April 16, 2012 the Company entered into an agreement to purchase intellectual property from a related party in exchange for $8,000,000 per country license. The Company issued 100,000 shares of common stock to secure contract rights.

F-23

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 8 – MORTGAGE PAYABLE – RELATED PARTY

On June 24, 2010, Penndel Land Company (a related party through common ownership)   transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company.  Penndel took the deed in lieu of foreclosing on the original mortgagee.  The mortgage carries an interest rate of 12%.  The mortgage requires payment in full on December 15, 2010. Interest expense for the period ended July 31, 2010 was $13,746.  No interest was paid. The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

NOTE 9 – CAPITAL STOCK

AMI was incorporated on April 13, 2010 in Delaware with authorized capital of 1,500 shares of common stock with no stated par value.  On April 30, 2010 the Company amended its Certificate of Incorporation to authorize 100,000,000 shares of common stock with a par value of .0001 per share and 20,000,000 of preferred stock with a par value of .0001 per share.  On June 8, 2012, the Company amended its Certificate of Incorporation to change its authorized common shares to 1,000,000,000 shares.

On June 2, 2010, 10,000,000 shares were issued to the founder at par value for cash of $1,000.

During the current fiscal year, the Company issued 67,083 shares of common stock for administrative services rendered to facilitate the formation of the Company.

On August 7, 2010, the Company issued 44,348 common shares to Penndel Land Company, a related party, as full payment on the $1,130,000 mortgage note payable and the $380,423 accrued interest payable.

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

On July 22, 2011, AMI issued 200,000 shares of common stock and 250,000 shares of preferred stock to a related party as consideration for exclusive contract rights.

On July 22, 2011, the Company issued 250,000 shares of common stock and 200,000 shares of preferred stock under a letter of interest with a related party.

During the year ended July 31, 2011 a shareholder contributed $43,734 in cash as contributed capital.

On June 12, 2012, the Company was reorganized under a simultaneous execution and closing held under an Agreement and Plan of Merger by and among Yellowwood Acquisition Corporation, and Ameri Metro, Inc.

Under the Plan, Yellowwood redeemed 19,500,000 shares of the 20,000,000 outstanding shares of its common stock for $1,950.  Simultaneously, Yellowwood issued 1,000,000 shares of common stock at par value for an aggregate of $100 representing 67% of the total outstanding stock.  The Yellowwood  stock was distributed to the then common stock holders of Ameri Metro in exchange for their holdings in that Company on a pro rata basis. Also, on June 12, 2012, Ameri Metro, Inc. merged with Yellowwood Acquisition Corporation. As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to Ameri Metro, Inc.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 9 – CAPITAL STOCK (CONTINUED)

During the year ended July 31, 2012 the Company issued 500,000 shares of common stock for cash proceeds of $51,650, plus a stock subscription receivable of $47,000.

During the year ended July 31, 2012 the Company issued 210,812,500 shares of common stock as payment for current and future services from employees, board members, consultants, and professional advisors.  The shares were valued at $74,680 by the board of directors.

During the year ended July 31, 2012 the Company issued 1,250 shares of common stock valued at $100,000 as payment for debts of the Company.  The value of the shares was determined by agreement between the Company and the creditor.

During the year ended July 31, 2012 the Company issued 10,656,000 shares of common stock valued at $1,512 in payment for various contract rights. Including 100,000 shares of common stock issued to a related party as earnest money in order to secure an exclusive licensing agreement involving two US patents.  The full price of the licensing agreement is $8,000,000 per country licensed.

NOTE 10 – INCOME TAXES

For the period ended April 30, 2013, the Company has net losses in addition to prior years’ net taxable losses, the result is a net taxable loss carry-forward, and therefore the Company has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $5,598,000 at April 30, 2013, and will expire beginning in the year 2030.

The provision for Federal income tax consists of the following for the nine months ended April 30, 2013 and 2012:

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Long-Range Ideas and Related Companies

The CEO of the Company, Shah Mathias, has organized and established three nonprofit corporations for the purpose of facilitating the development of the transportation systems. The nonprofit statutes provide a vehicle to issue bonds and to help secure infrastructure projects. The nonprofits have the discretion to turn over the infrastructure projects to a state or governing body having jurisdiction after the indebtedness has been paid. The nonprofits that Mr. Mathias has created are:

1)Alabama Toll Facilities, Inc. (ATFI)

2)Hi Speed Rail Facilities, Inc. (HSRF)

3)Hi Speed Rail Facilities Provider, Inc. (HSRFP)

In addition to the nonprofit companies discussed earlier, Shah Mathias, the CEO of the Company, has developed long-range ideas and plans to develop currently undeveloped areas through which a planned Alabama toll road will traverse. These plans include the development of an airport, sea shipping port and a high speed rail line. Mr. Mathias has established a series of corporations which, although not subsidiaries of the Company, are related companies as they are all under common control of Mr. Mathias. Mr. Mathias has established these companies to basically serve as subcontractors for the operations of the planned transportation systems.

None of these companies has any operations or any revenues. Mr. Mathias (as president of each of these companies) has executed contracts between several of these companies and the Company. In each of these companies, Shah Mathias is the president and chief executive officer. No other officers or directors exist in any of these related companies. The Company owns 25% of each of the companies with the remaining ownership held directly or indirectly by Mr. Mathias.

1) HSR Freight line, Inc. Designed to handle all services for use of track time and trains for freight and freight forwarding services.

 2) HSR Passenger Services, Inc. Designed to handle rail ticketing booking, reservations, and food services.

 3) HSR Technologies, Inc. Designed to handle all building of suites and manufacturing of trains and rail tracks and provide fiber optics, telecommunications, and related technologies services.

 4) HSR Logistics, Inc. Designed to handle all purchasing functions.

 5) KSJM International Airport, Inc. Designed to eventually create an airport facility in inland Alabama

 6) Port Of Ostia, Inc. Designed to handle all air cargo if and when an airport facility is created.

 7) Port of De Claudius, Inc. Designed to handle sea container and port operations.

 8) AMERI Cement, Inc. Designed to handle cement needs for building Alabama toll road.

 9) Lord Chauffeurs LTD: Designed to operate all passenger ground transportation.

 10) Atlantic Energy & Utility Products, Inc. Designed to provide utility and maintenance service to above entities.

 11) Penn Insurance Services LLC. Designed to provide insurance service to above entities.

 12) Cape Horn Abstracting, Co. Designed to land title examination services.

 13) Eastern Development & Design, Inc.  Designed to provide all civil engineering and architectural service.

 14) Slater & West, Inc. Designed to handle contract administration services and work force H R matters.

 15) Malibu Homes, Inc. Designed to establish residential home building services.

 16) Platinum Media, Inc. Designed to provide all media related services

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 11 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

AMI entered into a contract on June 10, 2010 for the acquisition of the patents, rights, titles, and business of Damar Corporation LLC, the inventor/developer/manufacturer of Damar TruckDeck.  The Damar TruckDeck is a flexible truck deck storage and organization system with an integrated frame allowing the cargo deck to be used as a hauling surface.

AMI shall receive all rights and title to the patents, the TruckDeck system, and all related assets for a purchase price of $750,000 payable as $500,000 cash and the remaining $250,000 payable in the form of 7,500 shares of AMI’s common stock.  The cash portion is payable within 90 days of the successful completion of the registration as a publicly traded company pursuant to the Securities Act of 1933.

In addition, royalty payments equal to $2.50 for each unit sold from the items arising from the patent, including the Damar TruckDeck, for a period of five years.  After five years, the parties will renegotiate the terms of the agreement.  If no agreement can be reached, then the parties agree to extend the royalty payments for one additional year after which time all royalty payments will terminate.  AMI has agreed to issue to its securities attorney 500,000 common shares at par value for services rendered after its initial registration statement has gone effective.

In February 2011, the Company issued an offer letter to purchase a rebar plant for cash of $4,750,000 and an option to purchase management services to support the operations of the plant.

On March 1, 2011, the Company entered into a three month agreement with Transportation Economics & Management Systems, Inc. (TEMS) regarding consulting services in relation to the development of high-speed rail and other transportation projects by the Company.  The agreement was initially extended until March 1, 2012 and subsequently extended until September 2013.  Compensation for services under the agreement may not exceed $135,408 unless otherwise authorized by a supplemental agreement.  Currently, the project is anticipated to cost $460,000 and will take six months to complete including presentation to potential investors.

In July 2011, the Company entered into a month-to-month lease.  Rental expense for the twelve months ended July 31, 2012 was $6,622 and for the nine months ended April 30, 2013 was $1,500.  On January 3, 2013 the Company entered into an arrangement with the lessors that will enable the Company to issue common stock as payment for rent, at the Company’s discretion from time to time.  As of April 30, 2013 no stock has been issued in payment of rent.

On January 9, 2013, the Company signed a letter of intent with a related party to purchase land for a potential future project.

On January 13, 2013 the Company entered into a Letter of Intent with a related party.  The purpose being that the Company is contracting services for the build out of the (Port Trajan 5 Terminals). In 2010 the Company was appointed as the agent and representative of HSRFP to perform all required tasks and actions to develop and construct such projects ‘for Hi Speed Rail Facilities Provider, Inc. under the a Letter of Intent the Project comprises of five Phases 872 acres W/Intermortal facilities. ‘For Hi Speed Rail Facilities Provider Inc. (Port Trajan) Phase one (1)  comprises of 345 acres . Purchase price is, $350,000 per acres this will include all on site horizontal Improvements. In addition off-site Improvement in the amount of Twenty Million dollars ($20,000,000.00). As to any subsequent price Per Phase will have the baseline at $350,000 per acre including, on site horizontal improvements and contribute prorated portion towards the off-site improvements plus 2 percent over the cost of inflation. Vertical construction cost will be determined at later date.

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 12 – LIQUIDITY AND GOING CONCERN

The Company has negative working capital, has incurred losses since inception, and has not yet received significant revenues from sales of products or services. The ability of Ameri Metro to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.

Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and on-going operations; however, there can be no assurance the Company will be successful in these efforts. These factors create substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

NOTE 13: CORRECTION OF ERRORS AND RESTATEMENTS

The Company has restated its Consolidated Statements of Operations for the three and nine months ended April 30, 2012 and its Consolidated Statement of Cash Flows for the nine months ended April 30, 2012 to correct errors in its accounting.  For those time periods, the Company recognized income from related parties that upon audit was deemed to be more accurately classified as loans from those related parties.

The revenues for the three and nine months ended April 30, 2012 in both the Consolidated Statements of Operations and Consolidated Statements of Cash Flows  have been restated to correct the presentation of the previously reported income as additional funds received on loan from related parties.  This correction neither affects the presented Consolidated Balance Sheets nor the Consolidated Statement of Stockholders’ Equity (Deficit).

The following are the previous and corrected balances for the three months ended April 30, 2012:

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 13: CORRECTION OF ERRORS AND RESTATEMENTS (CONTINUED)

The following are the previous and corrected balances for the nine months ended April 30, 2012:

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to April 30, 2013 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than those described above.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees

$

State filing fees

$

Edgarizing fees

$

Transfer agent fees

$

Accounting fee

$

Legal fees

$

Printing

$

Item 14. Indemnification of Directors and Officers

The Company's Certificate of Incorporation, By-Laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees.  These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company, if the person is not ultimately adjudged liable to the Company for misconduct in the action.  Generally, no indemnification may be made where the person has been determined to have intentionally, fraudulently or knowingly violated the law.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years.  Such securities were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, as noted below.  Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale.

Since inception, the Company has issued 245,554,421shares of common stock which are currently outstanding.

Yellowwood Acquisition Corporation issued 20,000,000 shares on its formation in September 2011 of which 19,500,000 were redeemed.

On April 18, 2012 Yellowwood Acquisition Corporation issued 1,000,000 shares as part of a change in control of Yellowwood.

On June 12, 2012, pursuant to the merger, the Company issued 12,667,421 shares of Yellowwood common stock on a pro rata basis to the shareholders of Ameri Metro 2010.

On June 21, 2012, the Company issued the following shares of its common stock:

230,065,000 shares to its directors, of which Shah Mathias received 212,100,000 shares

       400,000 shares to four individuals for legal services

       315,000 shares to 21 individuals for consulting services

       481,000 shares to 48 shareholders of Penndel Land Company in a 1-for-1 exchange of shares

On November 10, 2012, the Company issued 126,000 shares of its common stock to certain individuals for services to the Company.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

Certain exhibits listed below are incorporated by reference as so marked with the date and filing with which such exhibits were filed with the Securities and Exchange Commission)

3.1

Certificate of Incorporation (filed as exhibit to the Form 10-12G filed November 11, 2011)

3.2

Amended by-laws (filed as exhibit to the Form 8-K/A filed January 18, 2013)

5.0*

Opinion of Counsel on legality of securities being registered

10.1

Master Indenture Agreement of Alabama Toll Facilities, Inc. (filed as Exhibit 10.1 to Ameri Metro

Registration Statement on Form S-1 filed December 13, 2012, file no. 333-171132)

10.2

Master Indenture Agreement of Hi Speed Rail Facilities, Inc.(filed as Exhibit 10.2 to Ameri Metro

Registration Statement on Form S-1 filed December 13, 2012, file no. 333-171132)

10.3

Master Indenture Agreement of Hi Speed Rail Facilities Provider, Inc. (filed as Exhibit 10.3 to Ameri Metro

Registration Statement on Form S-1 filed December 13, 2012, file no. 333-171132)

10.4

June 12, 2012 Agreement and Plan of Reorganization (filed as exhibit to the Form 8-K/A filed

January 18, 2013)

10.5

TEMS engagement  (filed as exhibit to the Form 8-K/A filed January 18, 2013)

10.6

Alabama Indenture Agreement (filed exhibit to the Form 8-K/A filed January 18, 2013)

10.7

High Speed Rail Indenture Agreement (filed as exhibit to the Form 8-K/A filed January 18, 2013)

10.8

Damar Agreement (filed as exhibit to the Form 8-K/A filed January 18, 2013)

10.9

Alabama Legislative Act 506 (filed as exhibit to the Form 8-K/A filed January 18, 2013)

10.10

Letter of Intent for Port Trajan property (filed as exhibit to the Form S-1 filed June 13, 2013)

10.11*

Extension amendment to Port Trajan letter of intent

23.1*

Consent of Accountants

23.2*

 Consent of Attorney (to be filed as part of Exhibit 5.0)

____________________

* Filed herewith

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:

i Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the  requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the udnersigned, thereunto duly authorized  in the City of York, PA on August 2nd, 2013.

AMERI METRO, INC., Registrant

/s/ Shah Mathias

Title: Chief Executive Officer

(Principal executive officer)

/s/ Naresh Mirchandani

Title:  Chief Financial Officer

(Principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature

Capacity

Date

Shah Mathias

Director                        August 2, 2013

James Becker

Director                       August 2, 2013

Naresh Mirchandani

Director                       August 2, 2013

Shahjahan C. Mathias

Director                       August 2, 2013

Donald E. (“Nick”) Williams, Jr.

Director                      August 2, 2013

Sohual Matthias

Director                      August 2, 2013

Steve Trout

Director                      August 2, 2013

Carter Clews

Director                      August 2, 2013

Keith A. Doyle

Director                      August 2, 2013